Exhibit 10.4

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

October 10, 2007

among

SIMPSON MANUFACTURING CO., INC.

as Borrower

SIMPSON DURA-VENT COMPANY, INC., SIMPSON STRONG-TIE COMPANY INC., AND

SIMPSON STRONG-TIE INTERNATIONAL, INC.

as Guarantors

The Lenders Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Sole Arranger

and Sole Bookrunner

i

SCHEDULES:

Schedule 2.1	Commitments

Schedule 3.11	Subsidiaries

Schedule 3.18	Environmental Compliance

Schedule 4.1(h)	Material Adverse Change

Schedule 6.1	Existing Indebtedness

Schedule 6.2	Existing Liens

Schedule 6.4	Existing Investments

Schedule 6.7	Affiliate Transactions

Schedule 6.8	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption

Exhibit B	Form of Note

Exhibit C	Form of Opinion of Counsel

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Borrowing Request

Exhibit F	Form of Interest Election Request

Exhibit G-1	Form of Closing Certificate (Borrower)

Exhibit G-2	Form of Closing Certificate (Guarantors)

Exhibit H	Form of Exemption Certificate

Exhibit I	Form of Repayment Notice

Exhibit J	Form of Joinder Agreement

Exhibit K	Investment Policy of the Borrower

Exhibit L	Form of Confidentiality Agreement

Exhibit M	Form of Opinion - Additional Guarantor

v

CREDIT AGREEMENT dated as of October 10, 2007, among SIMPSON MANUFACTURING CO., INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its separate capacities as the Issuing Bank and the Swingline Lender and in its separate capacity as the Administrative Agent on behalf and for the benefit of itself and the Lenders, and, for purposes of Article X only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors.

The parties hereto agree as follows:

ARTICLE I.

Definitions

1.1          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Alternative Currency” has the meaning specified in Section 1.6.

“Adjusted LIBO Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent for the Lenders hereunder, and shall include any successor Administrative Agent appointed pursuant to Section 8.9.

“Administrative Agent-Related Persons” means the Administrative Agent and each successor Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons.

“Administrative Agent’s Payment Office” means the office specified from time to time by the Administrative Agent as its payment office by written notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement dated as of October 10, 2007, including all schedules and exhibits hereto, as the same may from time to time hereafter be extended, renewed, amended or restated.

“Alternative Currency” means Sterling, Euros, Canadian Dollars, Yen, Danish Kroner and each Additional Alternative Currency (other than Dollars) that is approved from time to time in accordance with Section 1.6.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Base Rate Loan or LIBO Rate Loan, or with respect to the Facility Fee payable pursuant to Section 2.11, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Spread,” “LIBO Rate Spread” or “Facility Fee,” as the case may be, based upon the Leverage Ratio applicable on such date:

Leverage Ratio:	Base Rate Spread	LIBO Rate Spread	Facility Fee
Category 1 Less than or equal to 1.00:1.00	(0.50)%	0.27%	0.08%
Category 2 Greater than 1.00:1.00 but less than or equal to 1.75: 1.00	(0.50)%	0.31%	0.09%
Category 3 Greater than 1.75:1.00	(0.50)%	0.40%	0.10%

Changes in the Applicable Rate with respect to Base Rate Loans, LIBO Rate Loans or in the Facility Fee resulting from changes in the Leverage Ratio shall become effective on the first day of the month following the date on which a Compliance Certificate and accompanying financial statements are delivered to the Lenders pursuant to Section 5.1, but in any event not later than the first day of the month following the 50th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Compliance Certificate and accompanying financial statements referred to above are not delivered within the applicable time period specified above, then, until such complying Compliance Certificate and accompanying financial statements are delivered, the Applicable Rate corresponding to the “Base Rate Spread” or the “LIBO Rate Spread” applicable to any outstanding Loan, or to the “Facility Fee” applicable to the Commitments, as the case may be, shall be deemed to be Category 3.

Notwithstanding anything in the foregoing to the contrary, in the event the Borrower or the Administrative Agent determines, in good faith, that the calculation of the Leverage Ratio on which the Applicable Rate for any particular period was determined is inaccurate and as a consequence thereof the Applicable Rate as determined based thereon was lower than it would have been had the Leverage Ratio been calculated accurately, (a) the Borrower shall promptly (but in any event within 5 Business Days after the Borrower discovers such inaccuracy or is otherwise notified by the Administrative Agent) of such inaccuracy by written notice delivered to the Borrower to such effect, accompanied by calculations supporting the Administrative Agent’s determination), deliver to the Lender a corrected Compliance Certificate and accompanying financial statements for such period (and if such Compliance Certificate and accompanying financial statements are not accurately restated and delivered within 10 Business Days after the first discovery of such inaccuracy by the Borrower or such notice, as the case may be, then Category 3 shall apply retroactively for such period until such time as the corrected Compliance Certificate and accompanying financial statements are delivered and, from and after the delivery of such corrected Compliance Certificate and accompanying financial statements to the Administrative Agent the corrected Applicable Rate shall apply for such period), (b) the Administrative Agent shall determine and notify the Borrower of the amount of interest, Facility Fees and letter of credit fees that would have been due in respect of any outstanding Obligations during such period had the Applicable Rate been determined based on an accurate Leverage Ratio (or, to the extent applicable, Category 3 if such corrected Compliance Certificate and accompanying financial statements were not timely delivered as provided herein) and (c) the Borrower shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the difference, if any, between that amount and the amount actually paid in respect of such period. The foregoing shall in no way limit the rights of the Administrative Agent to impose the default rate of interest pursuant to Section 2.12(c) or to exercise any other remedy available at law or as provided hereunder or under any of the other Loan Documents.

Each determination of the Leverage Ratio pursuant to the Applicable Rate determination shall be made for the periods and in the manner contemplated by Section 6.12(a). Commencing as of the Effective Date, the Applicable Rate corresponding to the “Base Rate Spread” or the “LIBO Rate Spread” applicable to any outstanding Loan, or to the “Facility Fee” applicable to the Commitments, as the case may be, shall be deemed to be Category 1 until changed in accordance with this paragraph.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” has the meaning assigned to such term in Section 9.4(b)(ii).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” of any Person shall mean any of the chief executive officer, president or vice president of such Person, or any Financial Officer of such Person.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, the higher of (a) the per annum floating rate established by Wells Fargo in San Francisco, California as its “prime rate” for domestic (United States) commercial loans in effect on such day (the “Prime Rate”) and (b) the per annum floating rate equal to one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate in effect on such day. The Prime Rate is a rate set by Wells Fargo based upon various factors, including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index nor necessarily the lowest or best rate of interest actually charged by Wells Fargo at any given time to any customer or particular class of customers for any particular credit extension. Wells Fargo may make commercial or other loans at rates of interest at, above or below the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. When used in reference to any Loan or Borrowing, the term “Base Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrowing” means (a) Loans of the same Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in San Francisco or New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall acquire, or obtain rights (whether by means of warrants, options or otherwise) to acquire, beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests representing greater than 35% of the combined voting power of all Equity Interests of the Borrower ordinarily entitled to vote in the election of directors; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors (or the nominating committee thereof) of the Borrower by Persons who were neither (i) nominated by the board of directors (or the nominating committee thereof) of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect possession, by any Person or group, of greater than 35% of the combined voting power of a Person, by voting trust or agreement or other Contractual Obligation.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $200,000,000.

“Compliance Certificate” means a certificate duly executed by a Financial Officer or the chief executive officer of the Borrower substantially in the form of Exhibit D.

“Contractual Obligation”, as applied to any Person, means any provision of any Equity Interest issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, instrument or agreement to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject (including any restrictive covenant affecting any of the properties of such Person).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Danish Kroner” means the lawful currency of the Kingdom of Denmark.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” means the lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward) in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Account” has the meaning set forth in clause (h) of the definition of “Permitted Investments.”

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state or other territory of the United States, including the District of Columbia.

“EBIT” means for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) net income for such period plus (b) without duplication and to the extent deducted in computing such net income for such period, the sum of (i) income tax expense, (ii) Interest Expense (net of interest income), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) any extraordinary, unusual or non-recurring expenses or losses, (iv) any other non-cash charges and (v) goodwill impairment charges, minus (c) to the extent included in computing such net income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains and (ii) any other non-cash income, all as determined on a consolidated basis.

Pro forma credit shall be given for an acquired Person’s EBIT as if owned on the first day of the applicable period, and companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period (with any add backs to be agreed to in writing by the Borrower and the Administrative Agent (with the consent of the Required Lenders in their sole discretion)).

“EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) net income for such period plus (b) without duplication and to the extent deducted in computing such net income for such period, the sum of (i) income tax expense, (ii) Interest Expense (net of interest income), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring expenses or losses, (vi) goodwill impairment charges and (vii) any other non-cash charges minus (c) to the extent included in computing such net income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains and (ii) any other non-cash income, all as determined on a consolidated basis.

Pro forma credit shall be given for an acquired Person’s EBITDA as if owned on the first day of the applicable period, and companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period (with any add backs to be agreed to in writing by the Borrower and the Administrative Agent (with the consent of the Required Lenders in their sole discretion)).

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” has the meaning set forth in Section 3.18.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests or units in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located,

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Administrative Agent , such Lender or such other recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to an assignment required by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Facility Fee” has the meaning set forth in Section 2.11(a).

“Federal Funds Effective Rate” means, for any day, the rate (in each case rounded upwards, if necessary, to the next 1/100 of 1%) set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)” (or, if such day is not a Business Day, for the Business Day next preceding such day). If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate” (or, if such day is not a Business Day, for the Business Day next preceding such day). If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” of a Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each of Simpson Dura-Vent, Simpson Strong-Tie and Simpson Strong-Tie International, and each other Material Subsidiary of the Borrower which executes a Joinder Agreement as a Guarantor of all of the Obligations pursuant to the provisions of this Agreement after the Effective Date.

“Guaranty” means the Guaranty set forth in Article X of this Agreement made by each Guarantor in favor of the Lenders, the Issuing Bank and the Administrative Agent pursuant to which each Guarantor guaranties to the Lenders, the Issuing Bank and the Administrative Agent the full and complete payment in cash of the Obligations under this Agreement and the other Loan Documents.

“Hazardous Substances” has the meaning set forth in Section 3.18.

“Hedging Agreement” means an interest rate or credit swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions designed to provide protection against fluctuations in interest rates or currency exchange rates.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bank undertakings (within the meaning of 12 C.F.R. §7.1061) and letters of guaranty (including the stated or available amount under any letter of credit, bank undertaking or letter of guaranty that is undrawn or that has been drawn but is unreimbursed), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the principal balance outstanding under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP and (l) all obligations of such Person in respect of Hedging Agreements (provided that the principal amount of the Indebtedness of any Person in respect of any Hedging Agreement at any time shall be the amount, if any, that would, under the agreements and instruments governing such Hedging Agreement, be payable by such Person at such time if such Hedging Agreement were terminated at such time by the other party thereto, in each case taking into account any netting or set-off arrangements applicable thereto). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, none of the following shall constitute Indebtedness for purposes of this Agreement:  (i) trade or other accounts payable incurred in the ordinary course of such Person’s business, (ii) deferred compensation arrangements with respect to officers, directors, employees or agents of such Person, (iii) customer accounts and deposits, accrued employee compensation and other liabilities in the nature of employee compensation accrued, and (iv) rebates, credits for returned products, discounts, refunds, allowances for customers and credits against receivables, in each case in this clause (iv) in the ordinary course of business.

“Interest Coverage Ratio” means as calculated as of any measurement date, the ratio of (i) EBIT to (ii) Interest Expense, as calculated on a trailing four fiscal quarter basis.

“Interest Election Request” means with respect to any request for conversion or continuation of a Borrowing hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit F, delivered to the Administrative Agent.

“Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under interest rate Hedging Agreements during such period (whether or not actually paid or received during such period).

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last Business Day of each calendar month and the Maturity Date, as the case may be, (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than 3 months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of 3 months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, when used in connection with any Person, any (a) investment by or of that Person, whether by means of purchase or other acquisition of equity securities or other Equity Interests of any other Person or by means of any loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership, joint venture or limited liability company interests of such Person in any other Person, (b) acquisition by that Person of all or substantially all of the assets of any other Person or an identifiable business unit or division of any other Person, or (c) the acquisition by that Person of any other Person or an identifiable business unit or division of any Person in any transaction of merger or consolidation.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80a-1 et seq.), as amended from time to time.

“Issuing Bank” means Wells Fargo in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.5(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a joinder agreement in substantially the form of Exhibit J pursuant to which Material Subsidiaries of the Borrower become parties to and agree to be bound by the provisions of this Agreement as a Guarantor.

“Keymark” means Keymark Enterprises, LLC, a Delaware limited liability company.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any commercial or standby letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as calculated as of any measurement date, the ratio of (i) Total Funded Debt to (ii) EBITDA, as calculated on a trailing four fiscal quarter basis.

“LIBO Rate” means, with respect to any LIBO Rate Borrowing for any Interest Period, the per annum rate appearing on Reuters Screen LIBOR01-02 Page under the heading “British Bankers Association LIBOR Rates” (or on any successor or substitute Reuters screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such Reuters screen in the event such Reuters screen is no longer published or readily available as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates in the London interbank market) at approximately 11:00 a.m., London time, 2

Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits (or, for determination of the LIBO Rate for a Borrowing that is denominated in an Alternative Currency, for deposits in the applicable Alternative Currency) with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which Dollar deposits (or, for determination of the LIBO Rate for a Borrowing that is denominated in an Alternative Currency, for deposits in the applicable Alternative Currency) in a comparable amount to such LIBO Rate Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in Same Day Funds in the London interbank market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period. When “LIBO Rate” is used in reference to any Loan or Borrowing, such term refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the WFB Fee Letter and any other agreement or document executed or delivered by the Borrower pursuant to or in connection with this Agreement, as the same may from time to time hereafter be amended or restated.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including, where applicable, Swingline Loans.

“Market Disruption Event” means any event or circumstance causing or resulting in a material adverse change or disruption in the bank loan syndication market or the debt capital market.

“Material Adverse Change” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its payment or other obligations under this Agreement or any other Loan Document or (c) the rights of or benefits or remedies available to the Administrative Agent or the Lenders or the Issuing Bank under this Agreement or any other Loan Document.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its payment or other obligations under this Agreement or any other Loan Document or (c) the rights of or benefits or remedies available to the Administrative Agent or the Lenders or the Issuing Bank under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000, including, for purposes of this definition, commitments to advance funds, whether or not drawn. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means any Domestic Subsidiary that, on an unconsolidated basis, accounts for 5% or more of either (a) EBITDA or (b) net revenue, in each case of the Borrower and its consolidated Subsidiaries, measured on a pro forma basis for the most recent four fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.1. For purposes of this definition of “Material Subsidiary,” measurement on a pro forma basis shall mean that credit shall be given for a Domestic Subsidiary’s EBITDA or gross revenue, as the case may be, as if owned on the first day of the applicable period.

“Maturity Date” means October 9, 2012.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” means a fraction or multiple of one Euro expressed in units of the former national currency of a Participating Member State.

“Note”, as further defined in Section 2.9(e), means any promissory note evidencing any Loan.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or the Issuing Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender or to the Issuing Bank that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 9.4(c).

“Participating Member State” means each country so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary of all or substantially all of the Equity Interests or assets of any Person or an identifiable business unit or division of any Person, or the acquisition of such Person or an identifiable business unit or division of any Person by the Borrower or any Subsidiary in any transaction of merger or consolidation (in each case, the “Proposed Target”), excluding (i) any acquisition (including those effected through a merger, consolidation, amalgamation, reorganization or other similar transaction) by the Borrower of all or substantially all of the Equity Interests or assets or an identifiable business unit or division of any Subsidiary or (ii) any acquisition (including those effected through a merger, consolidation, amalgamation, reorganization or other similar transaction) by any Subsidiary of all or substantially all of the Equity Interests or assets or an identifiable business unit or division of any other Subsidiary; provided that:

(a) no Default or Event of Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);

(b) the Proposed Target is in the same or a similar or a related line of business (as reasonably determined in good faith by the Borrower’s board of directors) as conducted by the Borrower or any of its Subsidiaries;

(c) the acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e., on a non-hostile basis);

(d) the acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable laws and all applicable authorizations, permits and approvals of Governmental Authorities;

(e) if the financial statements of the Proposed Target (or, in the case of the acquisition of assets constituting less than all of the assets of a Proposed Target, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding most recent 12 month period for which financial statements are available (“Historical Target Financial Statements”) demonstrate, as determined in good faith by the Borrower, that such Proposed Target’s earnings before interest, taxes, depreciation and amortization (calculated in the same manner as EBITDA) (“Target EBITDA”) is:

(i) less than zero, and the consideration paid or payable in cash or other property, including the issuance of Equity Interests of the Borrower or any of its Subsidiaries (with the value of such other property determined as of the closing date of such proposed Permitted Acquisition) in connection with such proposed Permitted Acquisition or series of related Permitted Acquisitions (such consideration, including seller notes, “earn-out” or similar payments, “Acquisition Consideration”) is in excess of $25,000,000; or

(ii) zero or greater, and the Acquisition Consideration is in excess of $50,000,000,

then in the case of clauses (i) and (ii) above, the Borrower has delivered to the Administrative Agent:

(A) the Historical Target Financial Statements; and

(B) pro forma financial statements, reflecting the combined performance of the

Loan Parties and the Proposed Target for the 12 month period immediately preceding the consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith pro forma financial statements prepared by the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which pro forma financial statements shall show that such acquisition would not result in any Default or Event of Default hereunder;

provided that if (x) Target EBITDA is less than zero, and the Acquisition Consideration is $25,000,000 or less or (y) Target EBITDA is equal to or greater than zero, and the Acquisition Consideration is $50,000,000 or less, then in each such case no financial statements shall be required to be delivered pursuant to this clause (e);

(f) the Borrower shall be in compliance with the financial covenants set forth in Section 6.12 on a pro forma basis after giving effect to the acquisition of the Proposed Target as of the last day of the most recent fiscal quarter of the Borrower for which financial statements of the Borrower have been filed with the SEC, and, if the Permitted Acquisition meets the threshold in clause (e) above which requires the Borrower to deliver financial statements as required in clause (e) above, the Administrative Agent shall, prior to the proposed acquisition date, have received a completed Schedule 2 to the Compliance Certificate, (i) demonstrating such pro forma compliance, calculated in compliance with GAAP, subject to such qualifications as described in accompanying notes thereto, in a manner reasonably acceptable to the Administrative Agent and (ii) certified by a Financial Officer or the chief executive officer of the Borrower as to the matters in paragraphs 1 through 5 of the Compliance Certificate;

(g) if such Proposed Target (or any of its Subsidiaries) is to remain a separate Subsidiary and as such would become a Material Subsidiary, all action required under Section 5.11 shall be completed substantially concurrently with the consummation of such acquisition and such Proposed Target (and such additional Subsidiaries, if applicable) shall be made a party to this Agreement as a Guarantor substantially concurrently with the consummation of such acquisition by executing and delivering to the Administrative Agent a Joinder Agreement in the form of Exhibit J and otherwise complying with the terms of Section 5.11; and

(h) if the Leverage Ratio as of the date of the consummation of a Permitted Acquisition is equal to or greater than 2.00:1.00, as calculated either (x) on a pro forma basis giving effect to such proposed Permitted Acquisition and all Indebtedness to be incurred therewith or (y) on a historical basis without giving effect to such proposed Permitted Acquisition and all Indebtedness to be incurred therewith, then the Acquisition Consideration, together with all Acquisition Consideration with respect to all subsequent acquisitions which otherwise would be Permitted Acquisitions, shall not exceed an aggregate of $100,000,000.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any interest or title of a lessor under any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(h) Liens arising solely by virtue of any contractual or statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution; provided, that such deposit account is not a dedicated cash collateral account in favor of such depository institution and not otherwise intended to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to such deposit account, for returned items or solely to secure any interest or title described in clause (g) above);

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(j) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens deemed to exist in connection with repurchase agreements permitted under the definition of “Permitted Investments”;

(l) leases and subleases granted to others in the ordinary course of business not interfering, alone or in the aggregate, with the conduct of the business of the Borrower and it Subsidiaries;

(m) real estate security deposits with respect to leaseholds in the ordinary course of business;

(n) reservations by vendors of security interests in the ordinary course of business pursuant to Section 2-401(1) of the Uniform Commercial Code as in effect in the applicable jurisdiction; and

(o) any interest of any licensor of rights in intellectual property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except that nothing in this proviso shall eliminate from the term “Permitted Encumbrances” any item described in clauses (g) or (i) of this definition of “Permitted Encumbrances.”

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $4,000,000,000;

(f) other short-term investments utilized by the Borrower and its Subsidiaries organized under the laws of a jurisdiction outside the United States in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing;

(g) other investments made at the discretion of the Borrower’s board of directors in compliance with its investment policy in effect as of the Effective Date and attached hereto as Exhibit K; and

(h) cash balances in bank accounts deposited in the United States (“Domestic Accounts”) maintained with any Lender, which cash balances are (i) invested overnight in an account maintained by a branch or affiliate of such financial institution located outside of the United States, and (ii) returned to the Domestic Account at the start of business each Business Day.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.1(c).

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

“Register” has the meaning set forth in Section 9.4(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that if at any applicable time there shall be two or more Lenders, then Required Lenders must also consist of at least two Lenders.

“Requirement of Law” means, as to any Person, any and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of issuance of a Loan denominated in an Alternative Currency, (b) each date of an amendment of any such Loan having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the Lender under any Loan denominated in an Alternative Currency and (d) such additional dates as the Lender shall reasonably determine in accordance with the provisions of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.3.

“S&P” means Standard & Poor’s Ratings Services.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Simpson Dura-Vent” has the meaning set forth in the introductory paragraph of this Agreement.

“Simpson Strong-Tie” has the meaning set forth in the introductory paragraph of this Agreement.

“Simpson Strong-Tie International” has the meaning set forth in the introductory paragraph of this Agreement.

“Solvent” means, with respect to any Person, as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim,” and (ii) ”claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be to the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office on the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Statutory Rate as of the Effective Date is zero.

“Subordinated Debt” means any unsecured Indebtedness of the Borrower or any Subsidiary that (a) is subordinated by its terms in right of payment to the Loans pursuant to provisions reasonably acceptable to the Required Lenders, (b) is subject to such financial and other covenants and events of defaults as may be reasonably acceptable to the Required Lenders and (c) is subject to such customary interest blockage and delayed acceleration provisions as may be reasonably acceptable to the Required Lenders.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) of which the combined voting power representing more than 50% of the voting power is held, as of such date, by voting trust or agreement or other Contractual Obligation, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.4.

“Synthetic Lease” means any lease, funding agreement or other arrangement with respect to any real or personal property pursuant to which the lessor is treated as the owner of such property for accounting purposes and the lessee is treated as the owner of such property for federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Funded Debt” means the sum of all Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of a type described in clauses (a) through (k) inclusive (or any Guarantee of such Indebtedness) of the definition of “Indebtedness.”

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Unasserted Obligations” means, at any time, indemnity obligations under the Loan Documents that are not then due and payable or for which no events or claims that would give rise thereto are pending.

“USA PATRIOT Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 signed into law October 26, 2001), as amended.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors.

“WFB Fee Letter” has the meaning set forth in Section 2.11(c).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” and “¥” mean the lawful currency of Japan.

1.2                               Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBO Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “LIBO Rate Borrowing”).

1.3                               Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4                               Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement so as to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.5                               Calculation of Financial and Capital Maintenance Covenants. All calculations of financial ratios and capital maintenance levels set forth in Section 6.12, shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is 5 or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.125, the ratio will be rounded up to 5.13.

1.6                               Additional Alternative Currencies. The Borrower may from time to time request that Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Each such request shall be subject to the prior approval of all Lenders. Any such request shall be made to the Administrative Agent not later than 11:00 a.m., San Francisco time, 10 Business Days prior to the date of the desired Loan.  The Administrative Agent shall notify the Borrower, not later than 9:00 a.m., San Francisco time, 5 Business Days after receipt of such request whether the Lenders have consented, in their sole discretion, to the making of such requested Loan in such requested currency. Any failure by the Administrative Agent to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Lenders to permit such Loan to be made in such requested currency. If the Lenders consent to the making of such Loan in such in such requested currency (an “Additional Alternative Currency”), such Additional Alternative Currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of such Loan.

1.7                               Exchange Rates. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Loans and amounts outstanding hereunder denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent.

1.8                               Redenomination of Certain Foreign Currencies; New Currency.

(a)                                 Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

(b)                                 If, after the making of any Loan in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such Alternative Currency with the result that different types of such Alternative Currency (the “New Currency”) are introduced and the type of currency in which the Loan was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders or the Administrative Agent in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall be made to the Administrative Agent in such amount and such type of the New Currency as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section 1.8(b), if, after the making of any Loan in any Alternative Currency, the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders or the Administrative Agent in the type of currency in which such Loan was made because of the imposition of any such currency control or exchange regulation, then such Loan shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Equivalent (as of the date of repayment) of such Loan.

1.9                               Currency of Account. Dollars are the currency of account and payment for each and every sum at any time due from the Borrower hereunder in each case except as expressly provided in this Agreement; provided that, subject to Section 1.8:

(a)                                 each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of that repayment;

(b)                                 each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;

(c)                                  each payment of fees shall be in Dollars;

(d)                                 each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred or the Dollar Equivalent thereof; and

(e)                                  any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

No payment to the Administrative Agent or any Lender (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until the Administrative Agent or such Lender shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, the Borrower agrees to indemnify and hold harmless the Administrative Agent or such Lender, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

1.10                        Currency Fluctuations. If, on any Revaluation Date and on the Maturity Date, the Dollar Equivalent of the outstanding Obligations exceeds the total Commitment at such time for 3 or more consecutive Business Days (but not in the case of the Maturity Date), then the Borrower shall repay or prepay the relevant Loans in accordance with this Agreement within 5 Business Days from such third consecutive Business Day (or on the Maturity Date, as applicable) in an aggregate principal amount such that, after giving effect thereto, the outstanding Obligations (expressed in Dollars) no longer exceeds the total Commitment (expressed in Dollars).

ARTICLE II.

The Credits

2.1                               Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Loans.

2.2                               Revolving Loans and Borrowings.

(a)                                 Each Revolving Loan shall be denominated in Dollars or in an Alternative Currency as permitted by this Agreement and no Lender shall be obligated to make any Revolving Loan if the requested Revolving Loan is to be denominated in a currency other than Dollars or an Alternative Currency as permitted under this Agreement. All Revolving Loans to be denominated in an Alternative Currency shall be LIBO Rate Loans.

(b)                                 Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(c)                                  Subject to Section 2.13, each Borrowing of Revolving Loans shall be comprised entirely of Base Rate Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

(d)                                 At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $3,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBO Rate Borrowings outstanding.

(e)                                  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, or to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.3                               Requests for Borrowings. To request a Borrowing of Revolving Loans, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m., San Francisco time, 3 Business Days before the date of the proposed Borrowing (provided that in the case of any requested Revolving Loan to be denominated in an Alternative Currency, the Borrower shall, subject to Section 1.6, notify the Administrative Agent of such request not later than 11:00 a.m., San Francisco time, 5 Business Days before the date of the proposed Borrowing), or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., San Francisco time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 11:00 a.m., San Francisco time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in the form of Exhibit E, with appropriate insertions, and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be denominated in Dollars or in an Alternative Currency, and if the latter, which Alternative Currency;

(iv)                              if such Borrowing is to be denominated in Dollars, whether such Borrowing is to be a Base Rate Borrowing or a LIBO Rate Borrowing;

(v)                                 in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4                               Swingline Loans.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans, denominated in Dollars, to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 11:00 a.m., San Francisco time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the Issuing Bank) by 12:00 noon, San Francisco time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., San Francisco time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.4(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this Section 2.4(c) by wire transfer of Same Day Funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.4(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.4(c) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.4(c) shall not relieve the Borrower of any default in the payment thereof.

2.5                               Letters of Credit.

(a)                                 General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit, denominated in Dollars, for its own account or for the benefit of any Subsidiary of the Borrower (provided the account party shall be the Borrower), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.5(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be, such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c)                                  Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is 5 Business Days prior to the Maturity Date.

(d)                                 Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.5(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.5(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, San Francisco time, (i) on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., San Francisco time, on such disbursement date, or (ii) on the Business Day immediately following the day that the Borrower receives such notice of the LC Disbursement , if such notice is not received by the Borrower prior to 10:00 a.m., San Francisco time, on such date; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or Section 2.4 that such payment be financed with a Base Rate Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and

Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.5(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.5(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.5(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.5(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit strictly comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.5(e), then Section 2.12(d) shall apply. Interest accrued pursuant to this Section 2.5(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.5(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization. Upon the earlier to occur of (i) the Maturity Date; (ii) the date of the termination of the Commitments; (iii) the date that the Loans then outstanding are declared to be due and payable in whole or in part; or (iv) the termination of this Agreement, then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.5(j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the payment in full in cash of the Obligations of the Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within 3 Business Days after all Events of Default have been cured or waived.

2.6                               Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 11:00 a.m., San Francisco time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in San Francisco and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.7                               Interest Elections.

(a)                                 Each Borrowing of a Revolving Loan initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may, as to Revolving Loans denominated in Dollars, elect to convert such Borrowing to a different Type or, as to any Revolving Loan, to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.7 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section 2.7, the Borrower shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if made by telephone, shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBO Rate Borrowing; and

(iv)                              if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a LIBO Rate Borrowing with an Interest Period of 3 months. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

2.8                               Maturity Date; Reduction of Commitment by the Borrower; Increase in Commitment.

(a)                                 Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.8(b) at least 3 Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, pursuant to a written Repayment Notice in the form of Exhibit I, with appropriate insertions, and signed by the Borrower. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.8 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)                                 Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing, and provided that the Borrower shall not have previously terminated or reduced the Commitments pursuant to Section 2.8(b), the Borrower shall have the right during the period from the Effective Date until the date one Business Day prior to the Maturity Date, to incur additional Indebtedness under this Agreement in the form of one or more increases to the Commitments by an aggregate amount of up to an additional $200,000,000 (the “Additional Commitments”). The following terms and conditions shall apply to all Additional Commitments:  (a) the loans made under any such Additional Commitment shall constitute Obligations, (b) such Additional Commitment and the Loans and other credit accommodations available thereunder shall have the same terms (including interest rate) as the existing Commitments and the Loans and other credit accommodations available hereunder and under the other Loan Documents, (c) any Lender providing such Additional Commitment shall be entitled to the same voting rights as the existing Lenders and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (d) any such Additional Commitment shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (e) such Additional Commitment shall be in a minimum principal amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof, (f) the proceeds of any Loans under any Additional Commitment will be used only for the purposes set forth in this Agreement, (g) the Borrower shall execute such promissory notes as are necessary and requested by the Lenders to reflect the Additional Commitments, (h) the conditions in Section 4.2 shall have been satisfied, (i) the Borrower shall have paid all fees payable in regard to such Additional Commitments as specified in the WFB Fee Letter, and (j) the Administrative Agent shall have received from the Borrower (i) updated financial statements and a Compliance Certificate demonstrating that, after giving effect to any such Additional Commitment, the Borrower will be in compliance with the financial covenants set forth in Section 6.12, (ii) copies of resolutions of the board of directors of the Borrower approving the Additional Commitments and the transactions contemplated thereby, as may be reasonably requested by the Administrative Agent and (iii) a favorable legal opinion of counsel to the Borrower relating to such Additional Commitments, in each case in form and substance satisfactory to the Administrative Agent. Participation in any Additional Commitment shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of any such Additional Commitment. If the amount of any Additional Commitment requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Commitment, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of such Additional Commitment not taken by existing Lenders; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request. The existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 9.4) of the outstanding Loans to the Lenders providing any Additional Commitment so that, after giving effect to such assignments, each Lender (including the Lenders providing the Additional Commitments) will hold Loans equal to its Applicable Percentage. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document as may be necessary to incorporate the terms of any Additional Commitment.

2.9                               Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the tenth Business Day after such Swingline Loan is made; provided that on each date that a Borrowing of a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain a Register in accordance with Section 9.4 in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to Section 2.9(b) or the Register maintained pursuant to Section 9.4 and Section 2.9(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B (each, a “Note”), with appropriate insertions as to the Lender, the date and the principal amount. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.10                        Prepayment of Loans.

(a)                                 The Borrower shall have the right at any time and from time to time to prepay any Borrowing, provided that each such prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000, and provided further that if the outstanding principal amount of any Borrowing is less than $500,000, then the Borrower may prepay the entire outstanding principal amount of such Borrowing, but not less than the entire principal amount thereof, and in any event subject to prior notice in accordance with Section 2.10(b).

(b)                                 The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing denominated in Dollars, not later than 11:00 a.m., San Francisco time, 3 Business Days before the date of prepayment, (ii) in the case of prepayment of a LIBO Rate Borrowing denominated in an Alternative Currency, not later than 11:00 a.m. 4 Business Days before the date of prepayment, (iii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., San Francisco time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., San Francisco time, on the date of prepayment, pursuant to a written Repayment Notice in the form of Exhibit I, with appropriate insertions, and signed by the Borrower. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as provided by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Each prepayment under this Section 2.10 shall be accompanied by payment of all accrued and unpaid interest to the extent required by Section 2.12, together with any additional amounts required pursuant to Section 2.15.

(c)                                  If for any reason the outstanding Obligations at any time exceed the total Commitments then in effect, the Borrower shall immediately prepay Loans and/or deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to deposit such cash pursuant to this Section 2.10(c) unless after the prepayment in full of the Loans, the outstanding Obligations exceed the Commitment then in effect.

2.11                        Fees.

(a)                                 The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars (the “Facility Fee”) equal to the Applicable Rate appearing under the column “Facility Fee” as set forth in the definition of “Applicable Rate,” multiplied by the actual daily amount of the Commitments (or, if the Commitments have terminated, on the outstanding amount of all outstanding Loans, Swingline Loans, and LC Exposure), regardless of usage. The Facility Fee shall accrue at all times during the period from and including the Effective Date to but excluding the date on which such Commitment terminates (and thereafter so long as any Loans, Swingline Loans or LC Exposure remain outstanding). Facility Fees shall be calculated and payable in arrears on the last day of March, June, September and December of each year, and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower shall pay (i) to the Administrative Agent for the account of each Lender, a participation fee with respect to its participations in standby Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBO Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) with respect to commercial Letters of Credit, participation fees to be determined by the Administrative Agent and the Issuing Bank consistent with then-prevailing market terms for issuances of commercial Letters of Credit; and (iii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the tenth Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.11(b) shall be payable within ten calendar days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower shall pay the fees payable to the Persons, in the amounts and at the times specified as set forth in the fee letter dated May 4, 2007 between the Borrower and Wells Fargo (the “WFB Fee Letter”).

(d)                                 All fees payable hereunder shall be paid on the dates due, in Same Day Funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, and itself, as applicable. All fees described in this Section 2.11 shall be fully earned when due and payable and shall be non-refundable once paid.

2.12                        Interest.

(a)                                 The Loans comprising each Base Rate Borrowing and each Swingline Loan shall bear interest at the Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under clauses (a), (b), (h), (i) or (n)  of Article VII or upon written notice to the Borrower from the Administrative Agent or Required Lenders following the occurrence and during the continuance of any other Event of Default, (i) the outstanding principal amount of the Loans shall bear interest at a rate equal to the interest rate specified in Section 2.12(a) or Section 2.12(b), as applicable, plus the incremental rate of 2.00% per annum, and (ii) the other outstanding Obligations, if any, shall bear interest at a rate equal to the interest rate specified in Section 2.12(a) plus the incremental rate of 2.00%

per annum. Upon the occurrence and during the continuance of an Event of Default, no new LIBO Rate Loans may be requested pursuant to Section 2.3.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed with reference to the Base Rate and interest computed with reference to any LIBO Rate Loan denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.13                        Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by any Lender that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loan included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders by facsimile that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing; if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

2.14                        Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or Section 2.14(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.15                        Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.8(c) and is revoked in accordance therewith) or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the

Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts in reasonable detail that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. For purposes of calculating amounts payable to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each LIBO Rate Loan denominated in an Alternative Currency made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

2.16                        Taxes.

(a)                                 All payments made by, or on account of any obligation of, the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, Taxes, other than Excluded Taxes. If any such non-excluded Taxes (“Non-Excluded Taxes”) or any Other Taxes are required by law to be withheld from any amounts payable to the Administrative Agent or any Lender or the Issuing Bank (as the case may be) hereunder, the amounts so payable to the Administrative Agent or such Lender or the Issuing Bank (as the case may be) shall be increased to the extent necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.16(a)) the Administrative Agent or such Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender or the Issuing Bank (as the case may be) with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or the Issuing Bank’s failure to comply with the requirements of Section 2.16(d), (ii) that are United States withholding taxes imposed on amounts payable to such Lender or the Issuing Bank at the time such Lender or the Issuing Bank becomes a party to this Agreement, except to the extent that such Lender’s or the Issuing Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.16(a) or (iii) that relate to any period or portion thereof prior to the date that is 180 days prior to the date upon which such Lender or the Issuing Bank or the Administrative Agent shall have notified the Borrower in writing of its entitlement under this Section 2.16(a) to receive additional amounts; provided further, however, that if any such amounts giving rise to such Lender’s or the Issuing Bank’s notification are retroactive, then the 180-day period referred to in this Section 2.16(a) shall be extended to include the period of retroactive effect thereof.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or a Lender or the Issuing Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders and the Issuing Bank for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender or the Issuing Bank directly as a result of any such failure. The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, as appropriate, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.16(d), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.16(d) that such Foreign Lender is not legally able to deliver.

(e)                                  The Borrower shall indemnify the Administrative Agent and each Lender and the Issuing Bank within 10 Business Days after written demand therefor for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Administrative Agent or such Lender or the Issuing Bank on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Issuing Bank, by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to the Administrative Agent or such Lender or the Issuing Bank pursuant to this Section 2.16 in respect of such Non-Excluded Taxes, Other Taxes, interest, penalties or other liabilities (i) if such Non-Excluded Taxes, Other Taxes, interest, penalties or other liabilities are attributable to such Lender’s or the Issuing Bank’s failure to comply with the requirements of Section 2.16(d), (ii) if such interest or penalties are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender or the Issuing Bank, (iii) if such taxes are United States withholding taxes imposed on amounts payable to such Lender or the Issuing Bank at the time such Lender or the Issuing Bank becomes a party to this Agreement, except to the extent that such Lender’s or the Issuing Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such United States withholding taxes pursuant to Section 2.16(a), (iv) with respect to a period or portion thereof prior to the date that is 180 days prior to the date upon which such Lender or the Issuing Bank or the Administrative Agent shall have notified the Borrower in writing of its entitlement to such payment under this Section 2.16(e) or (v) if, with respect to interest or penalties, such interest or penalties have accrued after the Borrower has indemnified or paid the additional amount in respect of the Non-Excluded Taxes or Other Taxes from which the interest or penalties arose; provided, however, that if any such amounts giving rise to such Lender’s notification are retroactive, then the 180-day period referred to in this Section 2.16(e)(iv) shall be extended to include the period of retroactive effect thereof. After the Administrative Agent or a Lender or the Issuing Bank learns of the imposition of Non-Excluded Taxes or Other Taxes, the Administrative Agent or such Lender or the Issuing Bank will act in good faith to promptly notify the Borrower of its obligations hereunder.

(f)                                   If any Lender or the Issuing Bank or the Administrative Agent receives a refund (including any interest paid or credited by the relevant Governmental Authority with respect to such refund, the “Refund”) in respect of any amounts paid by the Borrower pursuant to this Section 2.16, which Refund in the good faith judgment of such Lender or the Issuing Bank or the Administrative Agent is allocable to such payment, it shall promptly notify the Borrower of such Refund and shall, within 15 days after receipt, pay such Refund to the Borrower net of all out-of-pocket expenses of such Lender or the Issuing Bank or the Administrative Agent; provided, however, that the Borrower, upon the request of such Lender or the Issuing Bank or the Administrative Agent, agrees to repay the amount paid over to the Borrower to such Lender or the Administrative Agent in the event such Lender or the Issuing Bank or the Administrative Agent is required to repay such Refund. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender or the Issuing Bank to make available its tax returns (or any other information related to its taxes which it deems confidential) to the Borrower to any other Person.

2.17                        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, San Francisco time, on the date when due, in Same Day Funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Payment Office (except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein), except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient (any such payment being distributed to a Lender for its own account at the office set forth in its Administrative Questionnaire unless otherwise instructed by such Lender in writing) promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Section 2.17(a) shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amount of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.17(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation, subject to Section 9.4(c)(i)(E).

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b) or Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)                                   If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the Administrative Agent (i) after 12:00 noon, San Francisco time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

2.18                        Mitigation Obligations. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.19                        Replacement of Lenders.

(a)                                 If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender defaults in its obligation to fund Loans hereunder, or (iv) any Lender gives notice to the Administrative Agent under Section 2.13(b) that the Adjusted LIBO Rate or LIBO Rate does not adequately and fairly reflect the cost to such Lender of making or maintaining a Loan, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)                                 If any Lender other than the Lender acting as Administrative Agent (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign all of its rights and obligations under this Agreement and under the other Loan Documents to an assignee selected by the Borrower and approved by the Administrative

Agent and the Issuing Bank and the Swingline Lender in consideration for (i) the payment by such assignee to the Non-Consenting Lender of the principal of, and interest accrued and unpaid to the date of such assignment on, the outstanding Loans made by such Lender, (ii) the payment by the Borrower to the Non-Consenting Lender of any and all other amounts owing to such Non-Consenting Lender under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Borrower’s release of the Non-Consenting Lender from any further obligation or liability under this Agreement. The assignment fee required under Section 9.4(b)(ii) for such assignment shall be paid by the Borrower. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4. Notwithstanding anything to the contrary in this Section 2.19(b), in no event shall the replacement of any Non-Consenting Lender result in a decrease or reallocation of the aggregate Commitments. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(b), in the event a Non-Consenting Lender fails to execute an Assignment and Acceptance if so required by this Section 2.19(b).

ARTICLE III.

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

3.1                               Organization; Powers. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2                               Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3                               Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, other than a filing with the SEC on Form 8-K upon the execution of this Agreement, (b) will not violate any applicable Requirement of Law or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

3.4                               Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, owners’ equity and cash flows (i) as of and for the fiscal year of the Borrower ended December 31, 2006, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter of the Borrower ended March 31, 2007, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

3.5                               Properties.

(a)                                 Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.6                               Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries that (i), if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement, any of the other Loan Documents, the funding of any Loan or the issuance of any Letter of Credit.

3.7                               Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8                               Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; nor is it is subject to regulation as a “public utility” under the Federal Power Act, as amended; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

3.9                               Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and other material state and other material tax returns that are required to be filed by it and has paid all material taxes shown to be due and payable on such returns or on any assessments made against it (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with

GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no state or other material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any tax, fee or other charge, except any such claim which the Borrower, in consultation with its legal counsel and independent accountants, has determined in good faith could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves in accordance with GAAP on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Borrower, adequate.

3.10                        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

3.11                        Subsidiaries.

(a)                                 Schedule 3.11 sets forth as of the Effective Date the name and jurisdiction of organization of each Subsidiary of the Borrower, the percentage ownership of each class of equity securities of such Subsidiary, and the owners thereof if it is a corporation, such Subsidiary’s outstanding partnership interests if it is a partnership and such Subsidiary’s outstanding membership interests if it is a limited liability company. All Equity Interests of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of partnership interests of any Subsidiary that is a partnership have been made or paid, as the case may be. There are no options, warrants or other rights outstanding as of the Effective Date to purchase any Equity Interests of any Subsidiary except as indicated on Schedule 3.11.

(b)                                 As of the Effective Date, there are no outstanding Liens, subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Subsidiary of the Borrower, except as disclosed on Schedule 3.11.

3.12                        Use of Proceeds and Letters of Credit. The proceeds of the Loans advanced hereunder and Letters of Credit issued hereunder shall be used only to (a) finance the working capital and other general corporate needs of the Borrower, (b) pay dividends to the stockholders of the Borrower or to repurchase outstanding securities of the Borrower as permitted by this Agreement and (c) finance acquisitions permitted by this Agreement. No part of the proceeds of any Loan or Letter of Credit shall be used, whether directly or indirectly, for any purpose that violates, or which is inconsistent with, any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

3.13                        OFAC. Neither the Borrower nor any of its Subsidiaries (a) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit,

Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulations or executive order.

3.14                        USA PATRIOT Act. To the extent applicable, each of the Borrower and each Subsidiary is in compliance, in all material aspects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the U.S. Department of Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) USA PATRIOT Act.

3.15                        Solvency. On the Closing Date, the Borrower separately is, and the Borrower and its Subsidiaries on a consolidated basis are, Solvent.

3.16                        Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default. No event has occurred and is continuing which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary under any Contractual Obligation or judgment, decree or order to which the Borrower or one or more of its Subsidiaries is a party or by which the Borrower or one or more of its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or one or more of its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor, except in cases in which any such default or event of default would not, in any instance or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.17                        Labor Disputes, Collective Bargaining Agreements, Employee Grievances. (a) There is no pending strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting the Borrower or any of its Subsidiaries or their representative employees, in each case the consequences of which could reasonably be expected to have a Material Adverse Effect; and (b) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Borrower’s knowledge, threatened in writing against the Borrower or any of its Subsidiaries, by or on behalf of, or with, its employees, other than any such actions, suits, charges, demands, claims, counterclaims or proceedings arising in the ordinary course of business that, if adversely determined, could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.18                        Environmental Compliance. To the best of the Borrower’s knowledge:

(a)                                 none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could reasonably be expected to have a Material Adverse Effect;

(b)                                 except as set forth on Schedule 3.18, none of the Borrower nor any of its Subsidiaries has received notice from any third party, including any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, except to the extent that the obligation or liability of the Borrower or such Subsidiary with respect to such site could not reasonably be expected to result in a Material Adverse Effect; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, except to the extent that the obligation or liability of the Borrower or such Subsidiary with respect to such Hazardous Substances could not reasonably be expected to result in a Material Adverse Effect; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(c)                                  except as set forth on Schedule 3.18 or as could not reasonably be expected to have a Material Adverse Effect, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases could reasonably be expected to have a Material Adverse Effect; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, could reasonably be expected to have a Material Adverse Effect; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws.

3.19                        Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

3.20                        Senior Debt Status. The Obligations of the Borrower under this Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of the Borrower except Indebtedness of the Borrower to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of the Borrower or any Subsidiary of the Borrower which secures Indebtedness or other obligations of any Person except for Permitted Liens.

3.21                        Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

3.22                        Date and Nature of Representations and Warranties. The representations and warranties set forth in this Article III shall be deemed made as of the Effective Date and as of the date of each Borrowing hereunder (except for any such representations and warranties that are stated to relate to a particular date or dates, in which case such representations and warranties shall be deemed made as of such particular date or dates). Each representation and warranty made in this Agreement, in any other Loan Document, or in any other document delivered to the Administrative Agent or any Lender by or on behalf of the Borrower shall be deemed to have been relied upon by the Administrative Agent and the Lenders notwithstanding any investigation, inspection or inquiry theretofore or thereafter made by or on behalf of the Administrative Agent or any Lender, or any funding of any Loans by the Lenders or the Swingline Lender, or any issuance of any Letter of Credit by the Issuing Bank.

ARTICLE IV.

Conditions

4.1                               Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Shartsis Friese LLP, counsel for the Loan Parties, substantially in the form of Exhibit C. The Loan Parties hereby request such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate from the Borrower, substantially in the form of Exhibit G-1, dated the Effective Date and signed by an Authorized Officer of the Borrower.

(e)                                  The Administrative Agent shall have received a certificate from each Guarantor, substantially in the form of Exhibit G-2, dated the Effective Date and signed by an Authorized Officer of such Guarantor.

(f)                                   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)                                  All existing Indebtedness of the Borrower and its Domestic Subsidiaries for borrowed money, excluding Simpson Strong-Tie International’s overdraft facility with Barclays Bank PLC, existing trade indebtedness incurred in the ordinary course of business, and existing equipment leases permitted by Section 6.1, and including the undrawn commitments to lend under the existing facilities with Wells Fargo and Union Bank of California, shall be repaid (to the extent of any outstanding obligations thereunder), and all commitments to lend thereunder and all Liens associated therewith shall be terminated.

(h)                                 Since December 31, 2006, there shall have been no development or event that has had or could reasonably be expected to have a Material Adverse Change, except as set forth on Schedule 4.1(h).

(i)                                     There shall have occurred no Market Disruption Event which would be expected to materially adversely affect the syndication of the Loans, as determined by the Administrative Agent in its reasonable discretion.

(j)                                    The Administrative Agent shall have received such other documents and information from the Borrower concerning or relating to the Borrower or its Subsidiaries as the Administrative Agent may reasonably request, including the completion of all legal, regulatory and financial diligence of the Borrower and its Subsidiaries, with the results thereof satisfactory to the Administrative Agent and each Lender.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

4.2                               Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (provided, that to the extent any representation or warranty is already limited by any materiality term, such as a Material Adverse Effect limitation or qualification or the words “material” or “in any material respect”, then the materiality limitation set forth above in this clause (a) shall be ignored in order to avoid the unintended effect of a “double materiality” limitation).

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)                                  Since December 31, 2006, there shall have been no development or event that has had or could reasonably be expected to have a Material Adverse Change, except as set forth on Schedule 4.1(h).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.2.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the Obligations have been paid in full in cash, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, other than Unasserted Obligations, the Borrower covenants and agrees with the Lenders that:

5.1                               Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2007), (i) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year for the Borrower and its Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, accompanied by (1) a report of management on the Borrower’s internal control over financial reporting pursuant to Item 308(a) of Regulation S-K promulgated under the Exchange Act, and any report of the auditor with respect to the Borrower’s internal controls so long as such reports continue to be required to be publicly filed with the Securities and Exchange Commission or any successor or analogous governmental authority pursuant to applicable federal securities laws and (2) an opinion of such independent certified public accountants to the effect that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis, in accordance with GAAP consistently applied, and (ii) unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year for the Borrower and its Material Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer or the chief executive officer of the Borrower as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and such Material Subsidiaries, in accordance with GAAP consistently applied, subject to adjustments and footnotes for such unaudited financial information;

(b)                                 within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter of the Borrower ended September 30, 2007), consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the Borrower and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer or the chief executive officer of the Borrower as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis, as the case may be, in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes, provided that such consolidating financial statements shall be limited to the Borrower and its Material Subsidiaries;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate, signed by a Financial Officer or the chief executive officer of the Borrower;

(d)                                 concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default to the extent such Event of Default relates to accounting matters (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                  no later than 20 Business Days after approval thereof by the Borrower’s board of directors, a final annual operating budget for the forthcoming fiscal year of the Borrower prepared on a quarterly basis (or monthly basis, if available) and otherwise in form and substance reasonably satisfactory to Administrative Agent, provided that in the event any budget is materially revised in any fiscal year, such revised budget shall be promptly delivered to Administrative Agent, and provided further that each such budget shall be prepared on a reasonable basis and in good faith, based on assumptions believed by the Borrower to be reasonable at the time made;

(f)                                   promptly, but in any event within 5 Business Days after the same become publicly available, copies of all periodic and other reports (including all reports on Form 10-K, 10-Q and 8-K (or their equivalent), proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange (or, alternatively, notice that any such filing with the SEC or such national securities exchange has been made), or distributed by the Borrower to its stockholders generally, as the case may be, which materials or notice may be provided to Administrative Agent and each Lender via electronic mail or, alternatively, the Borrower may, within 5 Business Days after any of such reports, proxy statements or other materials shall have become publicly available, deliver written notice or email notification to the Administrative Agent and each Lender that such report, proxy statement or other material is publicly available and where the same may be found for electronic downloading.

(g)                                  promptly, but in any event within 10 Business Days after the Borrower’s receipt thereof, copies of any detailed audit reports or final management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them; and

(h)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

5.2                               Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt, and in any event within 5 Business Days after any Authorized Officer of the Borrower obtains knowledge thereof, written notice of the following:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 the filing or commencement of any action, arbitration, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries or any Affiliate, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000.

Each notice delivered under this Section 5.2 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3                               Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any formation, merger, consolidation, liquidation or dissolution permitted under Section 6.3.

5.4                               Payment of Obligations. The Borrower will, and will cause each of its Material Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.5                               Maintenance of Properties; Insurance.

(a)                                 The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted where the failure to so maintain such property has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, (i) maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business, subject to commercially reasonable and prudent adjustments in such insurance coverage (including with respect to deductible amounts and exclusions) made by the Borrower and its Subsidiaries; provided that the Borrower and its Subsidiaries may self-insure against such risks, in accordance with sound business, accounting and actuarial practice, in such amounts as is usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and (ii) furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried (it being understood that, as of the Effective Date, neither the Borrower nor its Subsidiaries maintain in force employer liability, errors and omissions, earthquake or flood insurance.

5.6                               Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon at least 7 Business Days’ prior notice (provided that if a Default or an Event of Default has occurred and is continuing, no such prior notice shall be required), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

5.7                               Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, with applicable Requirements of Law of Governmental Authorities (including Environmental Laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and where the failure to so comply has not had, and could not reasonably be expected to have, a Material Adverse Effect. The Borrower will substantially comply, and cause each other ERISA Affiliate to substantially comply, with applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including ERISA and the rules and regulations thereunder) except where the necessity of substantial compliance therewith is contested in good faith by appropriate proceedings and where the failure to so comply has no had, and could not reasonably be expected to have, a Material Adverse Effect.

5.8                               Use of Proceeds and Letters of Credit. The proceeds of the Loans advanced hereunder and Letters of Credit issued hereunder shall be used only to (a) finance the working capital and other general corporate needs of the Borrower, (b) pay dividends to the stockholders of the Borrower or to repurchase outstanding securities of the Borrower as permitted by this Agreement and (c) finance acquisitions permitted by this Agreement. No part of the proceeds of any Loan or Letter of Credit shall be used, whether directly or indirectly, for any purpose that violates, or which is inconsistent with, any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

5.9                               Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective obligations and liabilities (including tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, if the failure to pay and discharge such obligations and liabilities could reasonably be expected to result in a Material Adverse Effect, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

5.10                        Maintenance of Existence. The Borrower will continue, and will cause each of its Material Subsidiaries to continue to preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.10 shall prohibit (a) any transaction permitted by Section 6.3(a), Section 6.4 or Section 6.6 or (b) the termination of the corporate existence or the abandonment of rights, privileges and franchises of any Subsidiary that is not a Material Subsidiary if the Borrower in good faith determines that such termination or abandonment is in the best interest of the Borrower.

5.11                        Additional Guarantors. The Borrower will notify the Administrative Agent at the time that (a) any Person becomes a Material Subsidiary or (b) any Domestic Subsidiary that is not at such time a Material Subsidiary qualifies as a Material Subsidiary, and in each case promptly thereafter (and in any event within 45 days), (i) cause such Person to become a Guarantor by executing and delivering to and in favor of the Lender a Joinder Agreement in the form of Exhibit J, and all other agreements, documents, instruments and certificates required by applicable Requirements of Law or reasonably deemed necessary or advisable by the Administrative Agent; and (ii) deliver to the Administrative Agent documents of the types referred to in Section 4.1(c) and (e) and, if reasonably requested by the Administrative Agent, favorable opinions of counsel to such Person in the form of Exhibit M.

5.12                        Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Administrative Agent (which may request the consent of the Required Lenders) shall have accepted in writing such revisions or updates to such Schedule, which acceptance shall not be unreasonably withheld or delayed.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or terminated and Obligations have been paid in full in cash and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, other than Unasserted Obligations, the Borrower covenants and agrees with the Lenders that:

6.1                               Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created hereunder;

(b)                                 Indebtedness existing on the Effective Date and set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)                                  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(d)                                 Guarantees by the Guarantors pursuant to this Agreement;

(e)                                  Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided in each case that such Indebtedness is otherwise permitted by this Section 6.1;

(f)                                   Indebtedness (including Capital Lease Obligations, mortgage financing and construction-in-process secured by real property and other similar purchase money financing) of the Borrower or any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any goods or other fixed or capital assets, (ii) assumed in connection with the acquisition of any such goods or other fixed or capital assets or (iii) secured by a Lien on any such goods or other fixed or capital assets prior to the acquisition thereof, and in the case of each of the preceding subclauses (i), (ii) and (iii), extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $30,000,000 at any time outstanding;

(g)                                  Subordinated Debt;

(h)                                 Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $25,000,000 at any time outstanding;

(i)                                     Subject to Section 3.20, other unsecured Indebtedness in an aggregate principal amount not exceeding, collectively with all Indebtedness permitted by clause (j) below, $25,000,000 at any time outstanding; and

(j)                                    Indebtedness of a Foreign Subsidiary secured only by the assets of any one or more Foreign Subsidiaries, and non-recourse to any Loan Party, in an aggregate principal amount not exceeding, collectively with all Indebtedness permitted by clause (i) above, $25,000,000 at any time outstanding.

6.2                               Liens. Except as set forth below (“Permitted Liens”), the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, provided that the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary except as set forth in Schedule 6.2 and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)                                 Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.1(f), (ii) such security interests and the Indebtedness secured thereby are in connection with such acquisition, construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)                                  any interest of any collection agency in accounts receivable assigned to it by the Borrower or any Subsidiary in the ordinary course of business for the purpose of facilitating the collection of such accounts receivable;

(f)                                   Liens on any property or asset of Foreign Subsidiaries to secure Indebtedness permitted pursuant to Section 6.1(j), provided that such Lien shall not apply to any other property or asset of any Loan Party; and

(g)                                  Liens on any property or asset of the Borrower or any Subsidiary securing liabilities or other obligations not to exceed $1,000,000 in the aggregate amount outstanding at any time; provided that such Liens do not materially interfere with the ordinary conduct of the business of the Borrower and its Material Subsidiaries.

6.3                               Fundamental Changes.

(a)                                 The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) the Borrower may merge or consolidate with another Person in connection with a Permitted Acquisition so long as the Borrower shall be the surviving Person in such Permitted Acquisition, (ii) any Subsidiary may merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation, (iii) any Subsidiary may merge or consolidate into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (v) any Subsidiary that is not a Material Subsidiary may sell all or a substantial part of its assets, and the Borrower or any Subsidiary may sell all or substantially all of the Equity Interests of any of such Person’s Subsidiaries that is not a Material Subsidiary, in each case in an aggregate amount for all such transactions not to exceed $10,000,000 from the Effective Date, (vi) any Subsidiary that is not a Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and (vii) the Borrower may contribute Equity Securities of a Subsidiary that is directly owned by the Borrower to a wholly-owned Subsidiary of the Borrower; provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Section 6.4.

(b)                                 The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto; provided that the Borrower and its Subsidiaries may discontinue or dispose of existing product lines or product groups, subject to the other restrictions of this Agreement.

(c)                                  Neither the Borrower nor any Subsidiary will sell, transfer or assign its accounts receivable, or an interest therein, to any other Person (other than to a collection agency in the ordinary course of business for the purpose of facilitating the collection thereof), or enter into any other securitization transaction with respect to its accounts receivable.

6.4                               Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, or enter into any agreement or commitment to make, any Investment, except:

(a)                                 Investments by the Borrower and its Subsidiaries in the Equity Interests of the Borrower’s Subsidiaries;

(b)                                 Permitted Investments;

(c)                                  Guaranties constituting Indebtedness permitted by Section 6.1;

(d)                                 Investments made by the Borrower in any Subsidiary and made by any Subsidiary in the Borrower or in any other Subsidiary;

(e)                                  loans and advances to employees of the Borrower and its Subsidiaries in the ordinary course of business not to exceed an aggregate principal amount of $3,000,000 at any time outstanding;

(f)                                   Investments received in connection with the bankruptcy or reorganization of customers or clients and in settlement of delinquent obligations of, and other disputes with, customers or clients;

(g)                                  loans to employees or directors of the Borrower or any of its Subsidiaries for the purpose of purchasing the Equity Interests of the Borrower, provided, that each such loan and purchase transaction shall have a cash neutral effect on the Borrower and its Subsidiaries;

(h)                                 Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(i)                                     Investments in the form of Hedging Agreements permitted under Section 6.5;

(j)                                    Investments in existence as of the Effective Date and set forth on Schedule 6.4;

(k)                                 Investments made by the Borrower and its Subsidiaries in Keymark after the Effective Date in an aggregate amount not to exceed $15,000,000;

(l)                                     Permitted Acquisitions;

(m)                             transactions set forth in Schedule 6.7;

(n)                                 transactions contemplated in clauses (i) and (ii) of the preamble of the definition of “Permitted Acquisitions”;

(o)                                 transactions contemplated by Section 6.3(a)(i), (ii), (iii) and (vii); and

(p)                                 other Investments in an aggregate amount not to exceed $25,000,000 from and after the Effective Date.

6.5                               Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except Hedging Agreements (a) the liabilities under which are unsecured and (b) which are entered into to (i) hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) or (ii) cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

6.6                               Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, provided that (a) the Borrower may purchase or redeem shares of its own capital stock or any other Equity Interests of the Borrower or its Subsidiaries and declare and pay distributions to the holders of its Equity Interests so long as no Default or Event of Default shall have occurred and be continuing at the time such purchase, redemption or distribution is made and so long as no Default or Event of Default shall occur as a result of such purchase, redemption or distribution, (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (c) any Subsidiary may declare and pay distributions or dividends to the Borrower or to any other Subsidiary which holds Equity Interests in the Subsidiary declaring and paying such distribution or dividend.

6.7                               Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions set forth on Schedule 6.7, (c) transactions between or among the Borrower and its wholly owned Subsidiaries or among the Borrower’s wholly owned Subsidiaries not involving any other Affiliate that is not a wholly owned Subsidiary and (d) any Restricted Payment permitted by Section 6.6.

6.8                               Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to (a) pay dividends or other distributions with respect to any shares of its capital stock or (b) make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

6.9                               Amendments to Subordinated Debt Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend in any respect any document, instrument or agreement in respect of or evidencing any Subordinated Debt, if such amendment would affect any of the terms described in clauses (a) through (c) of the definition of “Subordinated Debt” or would otherwise materially impair the ability of any Loan Party to pay or perform its obligations under this Agreement or the Loan Documents as a whole.

6.10                        Sales and Leasebacks. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary if and to the extent the aggregate consideration received by the Borrower and its Subsidiaries in connection with all such transactions since the Effective Date exceeds $15,000,000.

6.11                        Amendments to Governing Documents. Borrower will not, nor will permit any of its Subsidiaries to, amend in any respect its certificate or articles of incorporation or organization, its by-laws, or, as the case may be, its certificate of formation, limited partnership certificate, operating agreement, limited partnership agreement or other constitutive documents, including any shareholder agreements, voting trusts or similar arrangements applicable to any of its Equity Interests, as the case may be, if such amendment would materially impair the ability of any Loan Party to pay or perform its obligations under this Agreement or the Loan Documents as a whole.

6.12                        Financial Covenants. The Borrower shall maintain the following financial covenants.

(a)                                 Leverage Ratio. At all times, the Borrower shall not permit the Leverage Ratio to exceed 3.00 to 1.00.

(b)                                 Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

ARTICLE VII.

Events of Default

If any of the following events (each an “Event of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement or obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 3 Business Days; or

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made (provided, that to the extent any representation or warranty is already limited by any materiality term, such as a Material Adverse Effect limitation or qualification or the words “material” or “in any material respect”, then the materiality limitation set forth above in this clause (c) shall be ignored in order to avoid the unintended effect of a “double materiality” limitation); or

(d)                                 (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, Section 5.3 (with respect to the Borrower’s existence), Section 5.8 or in Article VI; or (ii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(d), and such failure shall continue unremedied for a period of 45 days after the earlier of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) an Authorized Officer of the Borrower shall have become aware of such failure; or

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) an Authorized Officer of the Borrower shall have become aware of such failure; or

(f)                                   the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after the expiration of any applicable cure period); or

(g)                                  any event or condition that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the expiration of any applicable cure period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of their respective assets, and, in any such case under (i) or (ii), such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)            any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(k)           one or more judgments or arbitral decisions for the payment of money in an aggregate amount in excess of $10,000,000, in excess of insurance coverage which has been tendered and accepted by the applicable insurer, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and shall remain in place for a period of 30 consecutive days; or

(l)            an ERISA Event that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $10,000,000 for all periods, and such ERISA Event shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(m)          any material term of any Loan Document, or any Loan Document as a whole, shall for any reason other than the payment in full of the Obligations cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party; or

(n)           a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) require that the Borrower deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the then outstanding amount of the Obligations, and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to cash collateralize the outstanding Obligations pursuant to clause (ii) in this paragraph shall automatically become effective, in each case without further action of the Administrative Agent or any Lender. After the exercise of remedies provided for in this Article VII (or after the Loans have automatically become immediately due and payable and the outstanding Obligations have automatically been required to be cash collateralized as set forth in clause (ii) in this paragraph), any amounts received on account of the Obligations shall be applied by the Administrative Agent in such order as it elects in its sole discretion.

ARTICLE VIII.

The Administrative Agent

8.1          Appointment and Authorization. Each Lender and the Issuing Bank hereby appoints, designates and authorizes Wells Fargo as and to be the Administrative Agent of such Lender and the Issuing Bank under this Agreement and under each of the other Loan Documents and each Lender and the Issuing Bank irrevocably authorizes the Administrative Agent to take such action on its behalf under and subject to the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or the Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent in such capacity. Wells Fargo in its capacity as “Sole Arranger” or “Sole Bookrunner” shall not have any right, power, obligation, responsibility, duty or liability under this Agreement other than those applicable to all Lenders (and in its separate capacities as the Swingline Lender, as the Issuing Bank and as the Administrative Agent) as such and, without limiting the foregoing, shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Wells Fargo in its capacity as “Sole Arranger” or “Sole Bookrunner” in deciding to enter into this Agreement or in taking or not taking any action hereunder.

8.2          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

8.3          Exculpatory Provisions. None of the Administrative Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for such Person’s own gross negligence, bad faith or willful misconduct), or (b) be responsible in any manner to any of the Lenders or the Issuing Bank for any recital, statement, representation or warranty made by the Borrower or any other Affiliate of the Borrower or any officer thereof contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in or received by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender or the Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Affiliate of the Borrower.

8.4          Reliance by the Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a completed and fully executed Assignment and Assumption shall have been delivered to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders or the Issuing Bank, as the case may be, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and the Issuing Bank against any and all liability and expense (except those incurred as a result of the Administrative Agent’s gross negligence, bad faith or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes or any of the other Loan Documents in accordance with a request or consent of the Required Lenders or all Lenders, or the Issuing Bank, as the case may be, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and the Issuing Bank and all future holders of the Notes.

(b)           For purposes of determining compliance with the conditions precedent specified in Article IV for the initial Loans, each Lender and the Issuing Bank that has executed this Agreement or shall hereafter execute and deliver an Assignment and Assumption in accordance with Section 9.4 shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Lender and the Issuing Bank, as the case may be, for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to the Lender or the Issuing Bank.

8.5          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders and the Issuing Bank or itself, unless the Administrative Agent shall have received written notice from a Lender or the Issuing Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event of any such default in the payment of principal, interest or fees or in the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof promptly to the Lenders and the Issuing Bank. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Lenders or all Lenders or the Issuing Bank, as appropriate; provided, however, that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem in the best interest of the Lenders and the Issuing Bank or as the Administrative Agent shall believe necessary to protect the Lenders’ and the Issuing Bank’s interests under the Loan Documents.

8.6          Credit Decision. Each Lender and the Issuing Bank expressly acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any other Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or the Issuing Bank. Each Lender and the Issuing Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or the Issuing Bank and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and each of the Borrower’s Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Borrower under and pursuant to this Agreement. Each Lender and the Issuing Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly herein required to be furnished to any Lender or the Issuing Bank by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of the Borrower’s Affiliates, which may come into the possession of any Administrative Agent-Related Person.

8.7          Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders and the Issuing Bank agree to and shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower or any other guarantor of the Obligations and without limiting the obligation of such Persons to do so), severally and ratably (based on each Lender’s Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, costs (including reasonable attorneys’ fees, costs and expenses), and reasonable expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Administrative Agent) be imposed on, incurred by or asserted against any such Person in such capacity, but not as Lenders or the Issuing Bank, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender nor the Issuing Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender and the Issuing Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or other out-of-pocket expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower or any other guarantor of the Obligations. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or the Issuing Bank (because the appropriate form was not delivered, was not properly executed, or because such Lender or the Issuing Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason other than the Administrative Agent’s own gross negligence or willful misconduct), such Lender or the Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 8.7, together with all costs and expenses (including reasonable attorneys’ fees, costs and expenses). The obligation of the Lenders and the Issuing Bank in this Section 8.7 shall survive the payment of all Obligations.

8.8          The Administrative Agent in Individual Capacity. Wells Fargo and its Affiliates and its successors as the Administrative Agent, may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of the Borrower’s other Affiliates as though Wells Fargo (or such successors) were not the Administrative Agent hereunder and under the other Loan Documents and without notice to or consent of the Lenders or the Issuing Bank. With respect to its Loans or Letters of Credit, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender or the Issuing Bank and may exercise the same as though it were not the Administrative Agent and the terms “Lender” and “Lenders” shall include Wells Fargo in its individual capacity.

8.9          Resignation; Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 60 days’ notice to the Lenders, the Issuing Bank and the Borrower. In the event that the Administrative Agent shall resign as the Administrative Agent under this Agreement and the other Loan Documents, the Required Lenders may appoint from among the Lenders, the Issuing Bank or any assignee eligible under Section 9.4, a successor Administrative Agent, and if the Required Lenders shall not make such appointment within 30 days after such notice of resignation is given, the resigning Administrative Agent may make such appointment from among the Lenders, the Issuing Bank or such an assignee eligible under Section 9.4, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld or delayed), upon which appointment, in either case, such successor agent shall succeed to all of the rights, powers and duties of the Administrative Agent, as the case may be, and the term “Administrative Agent” shall mean such successor agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Administrative Agent, under this Agreement and the other Loan Documents. Further, if any Administrative Agent no longer has any Loans or Commitments hereunder, such Administrative Agent shall immediately resign and shall be replaced, and have the benefits, as set forth in this Section 8.9.

8.10        Payments to the Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender or the Issuing Bank shall constitute a payment to such Lender or the Issuing Bank, as the case may be. The Administrative Agent agrees promptly to distribute to each Lender and the Issuing Bank such Lender’s and the Issuing Bank’s pro rata share of payments received by the Administrative Agent for the account of the Lenders or the Issuing Bank, as the case may be, except as otherwise expressly provided herein or in any of the other Loan Documents.

8.11        Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit reimbursement obligation) shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit reimbursement obligation and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Agreement) allowed in such proceeding or under any such assignment; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the terms of this Agreement.

(c)           Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

ARTICLE IX.

Miscellaneous

9.1          Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to the Borrower, to it at 5956 W. Las Positas Boulevard, Pleasanton, California, 94588, Attention of Michael J. Herbert, Chief Financial Officer (Facsimile No. (925) 847-1608);

(ii)           if to any Guarantor, to it in care of the Borrower at the address above;

(iii)          if to the Administrative Agent, to Wells Fargo Bank, National Association, 201 3rd Street, 8th Floor, San Francisco, California 94103, Attention:  Agency Management (Facsimile No. (415) 512-9408);

(iv)          if to the Issuing Bank, to Wells Fargo Bank, National Association, 1 Front Street, 21st Floor, San Francisco, California 94111, Attention:  Trade Bank (Facsimile No. (415) 975-6284);

(v)           if to the Swingline Lender, to Wells Fargo Bank, National Association, 201 3rd Street, 8th Floor, San Francisco, California 94103, Attention:  Agency Management (Facsimile No. (415) 512-9408); and

(vi)          if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c)           The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the other Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders and the Issuing Bank by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, provided that the Administrative Agent shall take commercially reasonable measures to assure that Information (as defined in Section 9.14) supplied by the Borrower is maintained in accordance with the confidentiality provisions of Section 9.14, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform; provided that the Administrative Agent shall take commercially reasonable measures to assure that Information (as defined in Section 9.14) supplied by the Borrower is maintained in accordance with the confidentiality provisions of Section 9.14. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(d)           Each Lender and the Issuing Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender and the Issuing Bank agrees (i) to notify, on or before the date such Lender or the Issuing Bank, as the case may be, becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s or the Issuing Bank’s e-mail address(es) to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address(es).

(e)           Without limiting clauses (c) and (d) of this Section 9.1, notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or Section 8.5 unless otherwise agreed by the Administrative Agent and the applicable Lender or the Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(f)            Without limiting clauses (c) and (d) of this Section 9.1, electronic mail and Internet and intranet websites may be used only to deliver routine communications, such as financial statements and other information as provided in Section 5.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose. If so delivered by the Borrower, such information shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the Borrower’s official website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, the Issuing Bank and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that other than as otherwise set forth in Section 5.1: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, the Issuing Bank or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, the Issuing Bank or such Lender and (ii) the Borrower shall notify the Administrative Agent, the Issuing Bank and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender and the Issuing Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(g)           The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and each Lender, their respective Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not be available to the extent that such losses, costs, expenses and liabilities resulted from the gross negligence or willful misconduct of the party seeking indemnification. All telephonic notices to and other communications with the Administrative Agent or any Lender may be recorded by the Administrative Agent or such Lender, and the Borrower hereby consents to such recording.

9.2          Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or (v) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, respectively.

9.3          Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with or relating to the Transactions, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (including any allocated costs of in-house counsel), in connection with the diligence performed by or on behalf of the Administrative Agent and its Affiliates, the preparation of the commitment letter of Wells Fargo describing the revolving credit facility provided for herein, the syndication of the revolving credit facility provided for herein, fees and expenses related to the Platform, the preparation and administration of this Agreement and the other Loan Documents and each amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including any allocated costs of in-house counsel), including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; and (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b)           The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender shall give the Borrower notice of the matter and the Administrative Agent or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent or such Lender as the case may be, at the Borrower’s sole cost and expense; provided, that the Administrative Agent or such Lender shall not be required to so notify the Borrower and the Administrative Agent or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s or such Lender’s business or that of its Affiliates. The Administrative Agent or such Lender may also require the Borrower to defend the matter. Notwithstanding the foregoing provisions, an Indemnitee will be entitled to employ counsel separate from counsel for the Borrower and from any other party in such action if such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Borrower or the other Indemnitees not advisable, but not more than one counsel separate from the Borrower’s counsel shall be at the Borrower’s expense. The Borrower shall not consent to the entry of any judgment or enter into any settlement in any such litigation or proceeding unless such judgment or settlement (A) does not impose any other obligations on the relevant Indemnitees, (B) does not include any admission of wrongdoing on the part of such Indemnitees and (C) includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitees of an unconditional release from all liability in respect to such claim or litigation. Any Indemnitee shall have the right to propose settlement to the relevant claimant or plaintiff from time to time, and the Borrower shall not unreasonably deny giving its consent to such settlement. In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all reasonable out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness. Any failure or delay of the Administrative Agent or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 9.3(b). Expenses of counsel to the Indemnitees shall be reimbursed on a current basis by the Borrowers. The obligations of the Borrower under this Section 9.3(b) shall survive the payment and performance of the Obligations and the termination of this Agreement, to the extent any such obligations remain.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under Section 9.3(a) or Section 9.3(b), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section 9.3 shall be payable not later than 10 Business Days after written demand therefor.

9.4          Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.4(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in Section 9.4(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans at the time owing to it and its participations in any outstanding Swingline Loans and Letters of Credit) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)           each prospective assignee shall have executed a confidentiality agreement in the form attached hereto as Exhibit L.

For the purposes of this Section 9.4(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to Section 9.4(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have (in addition to any rights and obligations theretofore held by it) the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(c).

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by this Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(b)(v).

(c)           (i) Any Lender may, without the consent of the Borrower, or the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) each prospective Participant shall have executed a confidentiality agreement in the form attached hereto as Exhibit L and (E) in the event such Lender desires to sell a participation to a Participant pursuant to this Section 9.4(c)(i) accompanied by rights of set-off and counterclaim with respect to such participation against the Borrower, such participating Lender shall provide written notice of such participation, identifying the Participant, to the Administrative Agent and the Borrower no later than the effective date of such participation, and in the absence of such written notice, such participation shall not be accompanied by rights of set-off and counterclaim against the Borrower. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(d) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding anything to the contrary contained herein, if at any time the Issuing Bank or the Swingline Lender assigns all of its Commitments and Loans pursuant to this Section 9.4, the Issuing Bank or the Swingline Lender may, upon 45 days’ notice to the Borrower and the Lenders, resign in its capacity as the Issuing Bank or the Swingline Lender, as applicable. In the event of any such resignation as the Issuing Bank, the Borrower, with the consent of the Administrative Agent, shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the Issuing Bank. If the Issuing Bank resigns in such capacity, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all reimbursement obligations with respect thereto (including the right to require the Lenders to advance amounts for unpaid reimbursement obligations in accordance with Section 2.5(e)). If any Person resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or acquire participations in outstanding Swingline Loans pursuant to Section 2.4(c).

9.5          Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7          Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

9.9          Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE;

PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE COUNTY OF SAN FRANCISCO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c)           THE BORROWER AND EACH OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

9.10        Judicial Reference. TO THE EXTENT THAT THE WAIVER OF JURY TRIAL IN SECTION 9.9(c) IS UNENFORCEABLE, THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLYING THE APPLICABLE LAW. THEREFORE, THE PARTIES HERETO AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL MOTIONS, TRIAL MATTERS, AND POST-TRIAL MOTIONS (E.G., MOTIONS FOR RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE, OR OTHERWISE) BETWEEN THE LENDER AND THE BORROWER ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND THERETO, TO A JUDICIAL REFEREE WHO SHALL BE APPOINTED UNDER A GENERAL REFERENCE

PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE ADMINISTRATIVE AGENT AND THE BORROWER SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE ADMINISTRATIVE AGENT AND THE BORROWER CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE LOAN PARTIES SHALL JOINTLY AND SEVERALLY BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION. EACH PARTY AGREES THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE REFERENCE TO A JUDICIAL REFEREE AS PROVIDED ABOVE.

9.11        Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 9.11 called the “first currency”) into any other currency (hereinafter in this Section 9.11 called the “second currency”), then the conversion shall be made at the rate of exchange at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such second currency at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to the Administrative Agent, the Issuing Bank or any Lender pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of the Borrower to pay to the Administrative Agent, the Issuing Bank and the Lenders any amount originally due to the Administrative Agent, the Issuing Bank and the Lenders in the first currency under this Agreement only to the extent of the amount of the first currency which the Administrative Agent, the Issuing Bank and each of the Lenders is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Administrative Agent’s, the Issuing Bank’s and such Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the Administrative Agent, the Issuing Bank and the Lenders in the first currency under this Agreement, the Borrower hereby agrees that it will indemnify each of the Administrative Agent, the Issuing Bank and each of the Lenders against and save each of the Administrative Agent, the Issuing Bank and each of the Lenders harmless from any shortfall so arising. This indemnity shall constitute an obligation of the Borrower separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Administrative Agent, the Issuing Bank or any Lender under this Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by each of the Administrative Agent, the Issuing Bank and each such Lenders, as the case may be, and the Borrower shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this Section 9.11 shall survive the payment in full of all of the other obligations of the Borrower under this Agreement.

9.12        USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such

Lender to identify the Borrower in accordance with the Act. The Borrower shall promptly provide such information upon request by any Lender.

9.13        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.14        Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that, if not prohibited by law, the disclosing party shall use commercially reasonable efforts (i) to notify the Borrower in advance of such disclosure so that the Borrower may seek an appropriate protective order and (ii) to cooperate with the Borrower to obtain such protective order, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.14, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of its breach of this Section 9.14 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.14, “Information” means this Agreement and all information received from the Borrower relating to the Borrower and its Subsidiaries or their respective business, assets, operations or condition (financial or otherwise), other than any such information that is available to either the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is either clearly identified at the time of delivery as confidential, or should, because of its nature, reasonably be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.15        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.15 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.16        Termination. At any time, whether or not any Loan has been made, upon (a) receipt by the Administrative Agent, on behalf of the Lenders, of the entire indebtedness and all other amounts then due or owing to the Lenders under the Loan Documents (without any condition, deduction, offset, netting, counterclaim or reservation of rights) (other than Unasserted Obligations), and (b) receipt by the Administrative Agent of an instruction from the Borrower to terminate and cancel the Loan Documents, all Commitments and Loans under the Loan Documents (together with an acknowledgment that the Administrative Agent and the Lenders will not have any further obligations or liabilities under or in connection with any Loan Document), then all Loan Documents shall automatically terminate without further action (other than the waivers, reinstatement rights, and reimbursement and indemnification protections in favor of the Lender under the Loan Documents, which provisions shall survive any such termination of the Loan Documents). Upon termination of the Loan Documents in accordance with, and subject to the terms of, this Section 9.16, the Administrative Agent (at the expense of the Borrower) (i) will release the Loan Parties under the Loan Documents (without representation, warranty, recourse, liability or indemnification of any kind by or to the Lenders), and (ii) will terminate and cancel all Commitments and Loans under the Loan Documents.

9.17        Reinstatement. To the maximum extent not prohibited by applicable law, this Agreement and the other Loan Documents (and the indebtedness hereunder, to the extent restored, refunded or returned) will be reinstated (as though such payment(s) had not been made) if at any time any amount received by any Lender in respect of any Loan Document is rescinded or must otherwise be restored, refunded or returned by such Lender to the Borrower, any Loan Party or any other Person (a) upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Person, or (b) upon or as a result of the appointment of any receiver, intervenor, conservator, trustee or similar official for the Borrower or any other Person or for any substantial part of the Property of the Borrower or any other Person, or (c) for any other reason.

ARTICLE X.

GUARANTY

10.1        Guaranty of Payment and Performance. For value received and hereby acknowledged and as an inducement to the Lenders to make Loans to the Borrower and the Issuing Bank to issue Letters of Credit for the account of the Borrower, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Administrative Agent, the Issuing Bank and the Lenders, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Bankruptcy Code and the operation of §§502(b) and 506(b) of the Bankruptcy Code (such obligations collectively being the “Guaranteed Obligations”). This Article X is in no way conditioned upon any requirement that the Administrative Agent, the Issuing Bank or any Lender first attempt to collect any of the Obligations from the Borrower or resort to any collateral security or other means of obtaining payment. Should the Borrower default in the payment or performance of any of its Obligations, the obligations of each Guarantor hereunder with respect to the Guaranteed Obligations shall become immediately due and payable to the Administrative Agent, for the benefit of the Lenders, the Issuing Bank and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by each Guarantor.

10.2        Guaranty Absolute. Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any defense available under any law, regulation, order, decree or directive (whether or not having the force of law) or any interpretation thereof, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Bank or any Lender with respect thereto, including any law, regulation, order, decree or directive or interpretation thereof that purports to require or permit the satisfaction of any Guaranteed Obligation, other than strictly in accordance with the terms of this Agreement (such as by the tender of a currency other than as provided in Section 1.9 or that restricts the procurement of such currency by the Borrower or the Guarantors), or (b) any agreement, whether or not signed by or on behalf of the Administrative Agent, the Issuing Bank or the Lenders, in connection with the restructuring or rescheduling of public or private obligations in the Borrower’s country, whether or not such agreement is stated to cause or permit the discharge of the Obligations prior to the final payment in full of the Obligations in the currency required by Section 1.9 in strict accordance with this Agreement. The liability of each Guarantor under this Guaranty with regard to the Guaranteed Obligations shall be absolute and unconditional irrespective of:

(a)           any lack of authorization, execution, validity or enforceability or any illegality of the Borrower to become the Borrower hereunder, this Agreement and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto (it being agreed by each Guarantor that the Guaranteed Obligations shall not be discharged prior to the final and complete satisfaction of all of the Obligations of the Borrower) or any failure to obtain any necessary governmental consent or approvals or necessary third party consents or approvals;

(b)           the Administrative Agent’s, the Issuing Bank’s or any Lender’s exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or the Guaranteed Obligations, as the case may be, or any power, right or remedy with respect to any of the Obligations or the Guaranteed Obligations, as the case may be, including (i) any suspension of the Administrative Agent’s, the Issuing Bank’s or any Lender’s right to enforce against any other Borrower of the Guaranteed Obligations, as the case may be, or (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of the Borrower or any other amendment or waiver of or any consent to departure from this Agreement or the other Loan Documents (with regard to such Guaranteed Obligations) or any other agreement or instrument governing or evidencing any of the Guaranteed Obligations;

(c)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations of the Borrower;

(d)           any change in ownership of the Borrower;

(e)           any acceptance of any partial payment(s) from the Borrower;

(f)            any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver, examiner or trustee for all or any part of the Borrower’s assets;

(g)           any assignment, participation or other transfer, in whole or in part, of the Administrative Agent’s, the Issuing Bank’s or any Lender’s interest in and rights under this Agreement or any other Loan Document, or of the Administrative Agent’s, the Issuing Bank’s or any Lender’s interest in the Obligations or the Guaranteed Obligations;

(h)           any cancellation, renunciation or surrender of any pledge, guaranty or any debt instrument evidencing the Obligations or the Guaranteed Obligations, as the case may be;

(i)            the Administrative Agent’s, the Issuing Bank’s or any Lender’s vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy or reorganization case related to the Obligations or the Guaranteed Obligations, as the case may be; or

(j)            any other action or circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of its or the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, the Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization, examination of the Borrower or otherwise, all as though such payment had not been made.

10.3        Effectiveness, Enforcement. The Guaranty herein of each Guarantor shall be effective and shall be deemed to be made with respect to each Loan made or Letter of Credit issued to the Borrower as of the time it is made. No invalidity, irregularity or unenforceability by reason of any Debtor Relief Law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of the Borrower, and no defect in or insufficiency or want of powers of the Borrower or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such Guaranty. This Guaranty is a continuing guaranty and shall (a) survive any termination of this Agreement and (b) remain in full force and effect until payment in full in cash and performance of all Guaranteed Obligations, and all other amounts payable under this Guaranty. This Guaranty is made for the benefit of the Administrative Agent, the Issuing Bank and each of the Lenders and their respective successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the Issuing Bank or any Lender first to exercise any rights against the Borrower or to exhaust any remedies available to it against the Borrower or to resort to any other source or means of obtaining payment of any of the Guaranteed Obligations, or to elect any other remedy. In the event that acceleration of the time for payment (or the giving of notice of such acceleration) of the Guaranteed Obligations of the Borrower is stayed upon the insolvency, bankruptcy, examination or reorganization of the Borrower or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement shall be immediately due and payable by each Guarantor under and pursuant to the terms of this Guaranty.

10.4        Waiver.

(a)           Each of the Guarantors hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent, the Issuing Bank or any Lender secure, perfect or protect any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral. Each of the Guarantors also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

(b)           Without limiting the generality of the foregoing, each Guarantor expressly waives, to the extent permitted by law, the benefit of California Civil Code Sections 2787 through and including Section 2855, including Sections 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and California Civil Code Sections 1432 and 2899.

10.5        Subordination; Subrogation. Until the termination of the Commitment and final payment in full in cash of all of the Obligations (other than Unasserted Obligations), none of the Guarantors shall exercise and hereby waives any rights against the Borrower as a result of payment by any Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and any Guarantor will not prove any claim in competition with the Administrative Agent, the Issuing Bank or any Lender in respect of any payment hereunder in bankruptcy, insolvency or reorganization proceedings of any nature; any Guarantor will not claim any set-off, recoupment or counterclaim against the Borrower in respect of any liability of such Guarantor to the Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral which may be held by the Administrative Agent, the Issuing Bank and any Lender. The payment of any amounts due with respect to any Indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations. Each Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranteed Obligations, such Guarantor will not demand, sue for, or otherwise attempt to collect any such Indebtedness of any of the Borrower to such Guarantor until the Guaranteed Obligations then due shall have been paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall collect or receive any amounts in respect of such indebtedness, such amounts shall be collected and received by such Guarantor as trustee for the Administrative Agent, the Issuing Bank and the Lenders and be paid over to the Administrative Agent for the respective accounts of the Administrative Agent, the Issuing Bank and the Lenders on account of the Guaranteed Obligations without affecting in any manner the liability of any Guarantor under the other provisions of this Article X.  The provisions of this section shall survive the expiration or termination of the Agreement and the other Loan Documents and the provisions of this section shall be supplemental to and not in derogation of any rights and remedies of the Administrative Agent, the Issuing Bank or any Lender under any separate subordination agreement which the Administrative Agent, the Issuing Bank or any Lender may at any time and from time to time entered into with any Guarantor for the benefit of the Administrative Agent, the Issuing Bank or any Lender.

10.6        Payments. Payments by each Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments made by each Guarantor under this Article X shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in this Agreement, for the account of the Lenders, the Issuing Bank and the Administrative Agent and in the same currency in which such Obligation was made, unless otherwise agreed to in writing by the Administrative Agent, the Issuing Bank or the Lenders.

10.7        Setoff. Each Guarantor grants to the Administrative Agent, the Issuing Bank and the Lenders, as security for the full and punctual payment and performance of all of such Guarantor’s obligations under this Article X, a continuing lien on, security interest and right of setoff in all securities or other property belonging to such Guarantor now or hereafter held by the Administrative Agent, the Issuing Bank or such Lender and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Administrative Agent, the Issuing Bank or such Lender to such Guarantor or subject to withdrawal by such Guarantor. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Guaranteed Obligations, each of the Administrative Agent, each Issuing Bank and the Lenders is hereby authorized at any time and from time to time during the continuance of any Event of Default, without notice to any Guarantor (any such notice being expressly waived by the Guarantors) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of such Guarantor under this Article X, whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under this Article X and although such obligations may be contingent or unmatured.

10.8        Further Assurances. Each Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may reasonably consider necessary or desirable to give full effect to this Article X and to perfect and preserve the rights and powers of the Lenders, the Issuing Bank and the Administrative Agent hereunder. Each Guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by it concerning the financial condition of the Borrower and that it will look to the Borrower and not to the Administrative Agent, the Issuing Bank or any Lender in order for it to keep adequately informed of changes of the financial condition of the Borrower.

10.9        Successors and Assigns. This Article X shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent, the Issuing Bank and the Lenders and their respective successors, and permitted transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may, in accordance with and subject to the provisions of this Agreement, assign or otherwise transfer this Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to another Person, and such other Person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein. None of the Guarantors may assign any of its obligations hereunder.

10.10      Contribution. To the extent any of the Guarantors makes a payment hereunder in excess of the aggregate amount of the benefit received by such Person in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Person, after the payment in full in cash of all of the Guaranteed Obligations shall be entitled to recover from each such Person such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by such other Person to the total Benefit Amounts received by each of the Guarantors, and the right to such recovery shall be deemed to be in asset and property of such Person so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to the final and indefeasible repayment in full in cash of all of the Obligations.

10.11      Release of Guarantee. Notwithstanding anything to the contrary in Section 9.17 and this Article X:

(a)  if the Borrower’s delivery of a Compliance Certificate demonstrates to the reasonable satisfaction of the Administrative Agent that any Guarantor that has been a Material Subsidiary is no longer a Material Subsidiary for a period of twelve (12) consecutive months, and if no Event of Default has occurred and is continuing, the Administrative Agent shall, within 20 Business Days after delivery of such Compliance Certificate, terminate and release the Guarantee set forth in this Article X by such Guarantor of the Obligations; and

(b) in the event that Required Lenders shall consent under Section 6.3 to a sale of all or substantially all of the assets or Equity Interests of a Guarantor (such that upon the consummation of such sale such Guarantor would cease to be a Material Subsidiary), the Administrative Agent shall upon the consummation of such sale, and conditioned upon the effectiveness thereof, terminate and release the Guarantee set forth in this Article X by such Guarantor of the Obligations.

10.12      Limitation on Guarantee; No Impairment. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee of such Guarantor contained in this Article X or affecting the rights and remedies of the Administrative Agent or any Lender hereunder. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state laws (after giving effect to the right of contribution established in Section 10.10).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SIMPSON MANUFACTURING CO., INC.

By:	/s/ Thomas J Fitzmyers
Name:Thomas J Fitzmyers
Title: CEO
FOR PURPOSES OF ARTICLE X ONLY:
SIMPSON DURA-VENT COMPANY, INC.

By:	/s/ Stephen P. Eberhard
Name:Stephen P. Eberhard
Title: President
SIMPSON STRONG-TIE COMPANY INC.

By:	/s/ Michael J. Herbert
Name:Michael J. Herbert
Title: CFO
SIMPSON STRONG-TIE INTERNATIONAL, INC.

By:	/s/ Michael J. Herbert
Name:Michael J. Herbert
Title: CFO

CITIBANK, N.A., as a Lender

By:	/s/ Doug Bontemps
Name: Doug Bontemps
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and in its separate capacities as the Administrative Agent, the Issuing Bank, the Swingline Lender, Sole Arranger and Sole Bookrunner

By:	/s/ Martha Woods
Name: Martha Woods
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ J. William Bloore
Name: J. William Bloore
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMERICA BANK, as a Lender

By:	/s/ John Esposito
Name: John Esposito
Title: Vice President - Western Market

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of October 10, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Simpson Manufacturing Co., Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, and Wells Fargo Bank, National Association, in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the revolving credit facility contained in the Credit Agreement as are set forth on Schedule 1 hereto (the “Assigned Facility”), in a principal amount as set forth on Schedule 1 hereto.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Note[s] held by it evidencing the Assigned Facility and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Note[s] for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Note[s] for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3.             The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.16(d) of the Credit Agreement.

4.             The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent (with a copy to the Borrower) for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.             Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.             From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have (in addition to such rights and obligations theretofore held by it) the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except under Sections 2.14, 2.15, 2.16, 2.17 and 9.3 of the Credit Agreement in respect of the period prior to the Effective Date) and be released from its obligations under the Credit Agreement.

7.             THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal or Commitment Amount Assigned	Commitment Percentage Assigned*
$		%

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Title:	Title:

Accepted [and Consented to]:	[Consented To:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent	SIMPSON MANUFACTURING CO., INC.

By:	By:
Title:	Title:

*  Calculate the Commitment percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate Commitments of all Lenders.

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

THIS REVOLVING CREDIT NOTE (“NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	Pleasanton, California
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, SIMPSON MANUFACTURING CO., INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of                                     (the “Lender”) or its registered assigns at the Administrative Agent’s Payment Office specified in the Credit Agreement (as hereinafter defined) for the account of Lender in lawful money of the United States and in Same Day Funds (or, with respect to Loans made in Alternative Currencies, as otherwise expressly provided in the Credit Agreement), on the Maturity Date the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Administrative Agent’s Payment Office for the account of Lender on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.12 of the Credit Agreement.

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBO Rate Loans, the length of each Interest Period with respect thereto.  Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement dated as of October 10, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other Lenders (as defined therein) party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

SIMPSON MANUFACTURING CO., INC.

By:
Name:
Title:

Schedule A

to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Interest Period and LIBO Rate with Respect Thereto	Amount of Principal of LIBO Rate Loans Repaid	Amount of LIBO Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBO Rate Loan	Notation Made By

EXHIBIT C

OPINION OF SHARTSIS FRIESE LLP

October 10, 2007

Wells Fargo Bank, National Association

As Administrative Agent and As a Lender

201 – 3rd St., 8th Floor

San Francisco, CA 94103

The Lenders Listed on Schedule 1

Re:          Simpson Manufacturing Co., Inc./Credit Agreement dated as of October 10, 2007

Ladies and Gentlemen:

We have acted as counsel for Simpson Manufacturing Co., Inc., a Delaware corporation (the “Company”), Simpson Dura-Vent Company, Inc., a California corporation (“Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“SST International” and, together with the Company, Dura-Vent and Strong-Tie, the “Loan Parties”), in connection with that certain Credit Agreement, dated as of October 10, 2007 (the “Credit Agreement”), among the Company, as borrower, the banks and other financial institutions identified therein as Lenders (collectively, the “Lenders”), Wells Fargo Bank, National Association, in its separate capacity as the Administrative Agent (the “Administrative Agent”), and, for purposes of the Guaranty in Article X of the Credit Agreement only, Dura-Vent, Strong-Tie and SST International (in such capacity as signatories to Article X, collectively, the “Guarantors”). This opinion is furnished to you pursuant to Section 4.1(b) of the Credit Agreement. Capitalized terms used and not otherwise defined herein have the meanings respectively ascribed thereto in the Credit Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents, both dated as of October 10, 2007:

(i)                                   the Credit Agreement; and

(ii)                                the Officer’s Certificate (the “Officer’s Certificate”), executed by Michael J. Herbert as Chief Financial Officer, Treasurer and Secretary of each of the Loan Parties, a copy of which is attached as Schedule 2 hereto.

In addition, we have examined such records, documents and certificates of the Loan Parties and of public officials, made such inquiries of officers of the Loan Parties, and considered such questions of law, as we have deemed necessary for the purpose of rendering the opinions herein.

In rendering the opinions herein, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with authentic originals of all items submitted to us as copies. In making our examination of the Credit Agreement, we have assumed that (i) each party or signatory to the Credit Agreement, other than the Loan Parties, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Credit Agreement and has duly authorized, executed and delivered the Credit Agreement, and (ii) the Credit Agreement constitutes the legal, valid and binding obligation and agreement of such party or signatory, enforceable against such party or signatory in accordance with its terms. We have also assumed that, as to any instrument, agreement or document delivered, or obligation incurred, by any Loan Party, such Loan Party has received the agreed consideration therefor.

In rendering the opinions herein, we have further assumed that (i) the Credit Agreement correctly and completely sets forth the intent of the respective parties thereto, (ii) the execution and delivery of the Credit Agreement is free of mutual mistake, undue influence and duress, (iii) no party to the Credit Agreement has made or relied on any material misrepresentation with respect to or in connection with the transactions contemplated by the Credit Agreement, and (iv) each party to the Credit Agreement, other than the Loan Parties, has complied with all state and federal laws, rules and regulations with which such party is required to comply for it to engage in its activities as generally conducted and in connection with the Credit Agreement.

In rendering the opinions herein, we have also assumed that (i) each of the Lenders has a preexisting personal or business relationship (within the meaning of Sections 25102(f) and 25118 of the California Corporations Code) with the Company or any of its officers and directors, or (ii) by reason of its own business and financial experience or that of its professional advisers (within the meaning of Sections 25102(f) and 25118 of the California Corporations Code), each of the Lenders and the Company can reasonably be assumed to have the capacity to protect its own interests in connection with the transactions contemplated by the Credit Agreement.

Our opinion in paragraph 1 below as to the good standing and foreign qualifications of each of the Loan Parties is based solely on certificates obtained from appropriate public officials in the jurisdictions specified in Schedules 3(a), 3(b) and 3(c) listed opposite each Loan Party’s name, or oral or online confirmations thereof.

As to questions of fact regarding the Loan Parties that are material to the opinions expressed herein, including, without limitation, for purposes of our review of the Orders,

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Material Loan Agreements and Actions (each as defined below) described therein, we have relied solely on the Officer’s Certificate. We have made no independent investigation whether the statements in the Officer’s Certificate are accurate or complete. We have also relied on the Loan Parties’ records and have assumed the accuracy and completeness thereof. In addition, with respect to the Company, we have relied on Section 105 of the General Corporation Law of the State of Delaware as to the recitations in the certificates filed with the Delaware Secretary of State concerning the observance and performance of the acts and conditions necessary to have been observed and performed precedent to such instruments becoming effective.

With respect to the opinions expressed in paragraph 6(a)(ii), paragraph 6(b)(ii), paragraph 6(c)(ii), paragraph 6(d)(ii) and paragraph 7 below, we have reviewed and are providing an opinion only with respect to any judgment, order, writ, decree, determination or award of any court or any public, governmental or regulatory agency or body or any arbitrator having jurisdiction over any Loan Party that (i) is currently in effect, (ii) names any Loan Party or expressly and specifically affects identified properties or identified assets of such Loan Party, and (iii) is identified to us in the Officer’s Certificate (individually, an “Order” and, collectively, the “Orders”). We have made no independent investigation of whether the Officer’s Certificate contains an accurate or complete list of the Orders, but to our knowledge the list of Orders contained therein is accurate and complete.

In rendering the opinions set forth in paragraph 6(a)(iii), paragraph 6(b)(iii), paragraph 6(c)(iii) and paragraph 6(d)(iii) relating to violations of the laws of the State of California, the General Corporation Law of the State of Delaware, or the federal laws, rules and regulations of the United States of America applicable to the Loan Parties, we have not conducted any investigation into the types of business activities in which the Loan Parties engage or the manner in which the Loan Parties conduct their businesses. We have not conducted any special investigation of laws, statutes, rules or regulations and our investigation of and our opinion is limited to such laws, rules or regulations that in our experience are typically applicable to transactions of the nature contemplated by the Credit Agreement.

With respect to our opinions in paragraph 6(a)(iv), paragraph 6(b)(iv), paragraph 6(c)(iv) and paragraph 6(d)(iv) below, we have reviewed and are providing an opinion only with respect to each agreement to advance funds in an aggregate principal amount of $1,500,000 or more to a Loan Party or the Subsidiary of a Loan Party, whether or not drawn, and identified to us in the Officer’s Certificate as a “Material Loan Agreement.” We have made no independent investigation of whether the Officer’s Certificate contains an accurate or complete list of the Material Loan Agreements, but to our knowledge the list of Material Loan Agreements contained therein is accurate and complete. As to any Material Loan Agreement that by its terms is or may be governed by the laws of a jurisdiction other than the State of California, we assume that such Material Loan Agreement is governed by the laws of the State of California for purposes of such

3

opinion. We do not, however, render any opinion herein regarding any existing or potential violation of financial covenants in any Material Loan Agreement.

With respect to the opinion expressed in paragraph 8 below, we have reviewed and are providing an opinion only with respect to any actions, suits, other legal proceedings, arbitral proceedings or investigations before any court or Governmental Authority or any formal arbitration pending or threatened in writing against any Loan Party or its properties and identified to us in the Officer’s Certificate (individually, an “Action” and, collectively, the “Actions”).

We have not conducted a docket search in any jurisdiction with respect to Orders or Actions that may be pending against any of the Loan Parties or any of their respective officers or directors, nor have we undertaken any further inquiry whatsoever other than to request the Officer’s Certificate. We have relied exclusively on the Officer’s Certificate to the effect that the Loan Parties have delivered to us true and complete copies of all Orders, Material Loan Agreements and Actions listed therein.

As used herein, (i) “Applicable Laws” means those laws, rules and regulations of the State of California, the General Corporation Law of the State of Delaware and the federal laws, rules and regulations of the United States of America, in each case that are in effect on the date hereof and that, in our experience, are normally applicable to commercial transactions of the nature contemplated by the Credit Agreement, but without our having made any special investigation as to the applicability of any specific law, rule or regulation, and (ii) “Governmental Authority” means any court, regulatory body, administrative agency or governmental body of the State of California, the State of Delaware or the United States of America having jurisdiction over the respective Loan Parties under the Applicable Laws.

As used in this opinion, the expression “to our knowledge” or any other reference to our knowledge, qualifying any statement in this opinion, means that the matter stated is presently and actually known to a partner or associate lawyer in this firm specifically identified in the next sentence of this paragraph, but beyond that (unless specifically stated to the contrary and then only to the extent so stated) we have made no independent factual investigation for the purpose of rendering this opinion. Douglas L. Hammer, P. Rupert Russell and Elan Q. Nguyen (and a contract attorney providing assistance to us) are the only current attorneys of this firm who have been actively engaged in the representation of the Loan Parties in connection with the Credit Agreement and who are familiar with our files relating to the Credit Agreement, and Arthur J. Shartsis has otherwise been actively engaged in the representation of each of the Loan Parties. Although other attorneys of this firm have represented and continue to represent the Loan Parties in other matters, no inference as to our knowledge of the existence or absence of any facts should be drawn from the fact of our representation of the Loan Parties in such other matters.

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The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

(a)           The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination. Without limiting the generality of the foregoing exception, we advise you that if, as to any Guarantor, the guaranty, as set forth in Article X of the Credit Agreement, has not been given for fair or reasonably equivalent consideration, and such Guarantor is, or by executing the Credit Agreement (for purposes of the guaranty in Article X only) may become, insolvent, or will be rendered insolvent by the transactions contemplated by the Credit Agreement, or, after giving effect to such transactions, will be left with unreasonably small capital with which to engage in its anticipated business, or will have intended to incur, or will have believed that it has incurred, debts beyond its ability to pay as such debts mature, then the guaranty, as set forth in Article X of the Credit Agreement, may be voidable by creditors of such Guarantor or by a trustee or receiver in bankruptcy or similar proceedings pursuant to bankruptcy, fraudulent conveyance or similar laws.

(b)           Limitations imposed by general principles of equity on the availability of equitable remedies, whether enforceability is considered in a proceeding at law or in equity, including principles affecting election of remedies or limiting the availability of specific performance, injunctive relief, and the appointment of a receiver and the effect of judicial decisions that have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable.

(c)           We express no opinion as to the existence or the adequacy of consideration received by any Loan Party in connection with the Credit Agreement that was not entered into at the same time as the original obligations guaranteed or secured thereby. We call your attention to the fact that Section 2792 of the California Civil Code provides that, unless a suretyship obligation is entered into at the same time as the underlying obligations, consideration for such suretyship obligation must be distinct from the consideration given for the original obligations.

(d)           The enforceability of certain waivers and other provisions in the guaranty, as set forth in Article X of the Credit Agreement, which purport to waive or alter rights provided the Guarantors by statute or judicial decision. Such provisions include, without limitation, those that permit a creditor to alter materially the original obligation of the principal, elect remedies on default that impair the subrogation rights of the guarantor against the principal, or otherwise take action that materially prejudices the guarantor. In this connection, we advise you that, if such a provision is unenforceable, action on the part of the Administrative Agent or the Lenders as

5

permitted by that provision may operate to exonerate a Guarantor as a whole or in part from its obligations under the guaranty, as set forth in Article X of the Credit Agreement.

(e)           The effect of judicial decisions permitting the introduction of extrinsic evidence to modify the terms or the interpretation of the Credit Agreement.

(f)            Except to the extent encompassed by an opinion set forth below with respect to the Loan Parties, we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to the Credit Agreement with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party.

(g)           The enforceability of any provision of the Credit Agreement which purports to prohibit or restrict a transfer of rights under the Credit Agreement.

(h)           We express no opinion herein concerning compliance or noncompliance with, or the effect of, any state or federal securities laws, rules and regulations, including, without limitation, any approvals, obligations, or proceedings that may be required under any such laws, rules and regulations. We express no opinion herein concerning compliance or noncompliance with, or the effect of, any federal or state laws, rules or regulations relating to anti-fraud, banking, insurance, labor, employment (including, but not limited to, the Americans with Disabilities Act) and pension and employee benefits; antitrust and unfair competition; escheat; health and safety; the environment, land use or zoning; tax; or patents, copyrights, trademarks, trade names and other intellectual property rights. To the extent that this opinion deals with matters governed by or relating to the federal laws, rules and regulations of the United States of America, we render no opinion concerning the applicability of Title 12 of the United States Code or any other similar laws applicable to the banking industry or any case law, administrative interpretations, rules, regulations or the like implementing or interpreting such laws.

(i)            The unenforceability under certain circumstances of provisions to the effect that (i) failure to exercise or delay in exercising any right or remedy will not operate as a waiver of such right or remedy, (ii) rights or remedies are not exclusive, (iii) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (iv) the election of some particular remedy or remedies does not preclude recourse to one or more others, or (v) a modification of the Credit Agreement is effective only if in writing.

(j)            The effect of any Applicable Law or equitable principle that provides that a court may refuse to enforce, or may limit the application of, a contract or any provision thereof that the court finds to have been contrary to public policy.

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(k)           We express no opinion as to the enforceability of any provision of the Credit Agreement that (i) purports to waive or disclaim broadly or vaguely stated rights, unknown future defenses, rights to damages, any statute of limitations for a period beyond the statutory period, or the benefits of other statutory, regulatory or constitutional rights that cannot be waived or, if they can be waived, cannot be waived prospectively, (ii) provides for consent to jurisdiction or choice of venue, (iii) provides for indemnification to the extent that such indemnification is against public policy, (iv) provides for the exercise of setoff or similar rights, (v) prohibits disclaimer of the obligations of good faith, diligence, reasonableness and care, or (vi) prescribes or varies rules of evidence, method or quantum of proof or other legal standards in a manner contrary to applicable statutes and rules of law. We express no opinion as to the enforceability of Sections 9.9(b), 9.9(c) and 9.10 of the Credit Agreement.

(l)            We express no opinion as to the enforceability or legal effect of any provision of the Credit Agreement purporting to reinstate, as against any obligor or guarantor, obligations or liabilities of such obligor that have been avoided or that have arisen from transactions that have been rescinded or the payment of which has been required to be returned by any court of competent jurisdiction.

(m)          The unenforceability under certain circumstances of provisions that purport to award attorneys’ fees or other expenses or costs to a party, where such provisions do not satisfy the requirements of Section 1717 of the California Civil Code or other Applicable Laws.

(n)           We express no opinion with respect to the validity or enforceability of any provision of the Credit Agreement that purports to permit a Lender to impose any penalty or forfeiture, to collect liquidated damages or a fixed prepayment premium, to increase the rate of interest or collect a late charge in the event of a delinquency or default, or to accelerate any future amount due (other than principal) without appropriate discount to present value, to collect any prepayment charge, or to charge increased interest on default, because the validity or enforceability of any such provision may depend on the reasonableness thereof under the facts and circumstances.

(o)           This letter constitutes a legal opinion only and is not a guaranty or warranty as to any matter whatsoever, and no opinion is given as to the fairness to any Person of the Credit Agreement and the transactions contemplated thereby.

Based on and subject to the foregoing, we are of the opinion that:

1.             (a)           Each of the Loan Parties is a corporation validly existing and in good standing under the laws of the state in which it was incorporated, as specified on Schedule 3(a) hereto.

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(b)           Each of the Company, Dura-Vent and SST International is qualified and in good standing as a foreign corporation in the jurisdictions listed opposite its name on Schedule 3(b) hereto. Strong-Tie was qualified and in good standing as a foreign corporation, as of August 28, 2007, in jurisdictions that include those listed opposite its name on Schedule 3(c) hereto.

2.             Each of the Loan Parties has the corporate power to own, lease and operate its properties, to borrow money, to carry on its business as now conducted, and to execute, deliver and perform its respective obligations under the Credit Agreement.

3.             The execution, delivery and performance of the Credit Agreement by each of the Company and the Guarantors (for purposes of the guaranty in Article X only) have been duly authorized by all requisite corporate action on the part of such Loan Party, and do not require any further approval of, or action by, its stockholder(s) or shareholder or its board of directors.

4.             The Company and the Guarantors (for purposes of the guaranty in Article X only) have duly executed and delivered the Credit Agreement.

5.             The Credit Agreement is a valid and binding obligation of each of the Company and the Guarantors (for purposes of the guaranty in Article X only), enforceable against such Loan Party in accordance with its terms.

6.             (a)           The execution, delivery and performance by the Company of the Credit Agreement and the use (as stated in the Credit Agreement) by the Company of the proceeds of the Loans when made by the Lenders will not (i) conflict with or result in a violation by the Company of the Company’s certificate of incorporation or bylaws, (ii) to our knowledge, violate, contravene or result in a violation of, or a default under, any Order applicable to the Company, (iii) violate or contravene any Applicable Law applicable to the Company, or (iv) to our knowledge, result in a breach of any of the material terms or conditions of, or result in the imposition of any contractual Lien on any properties of the Company pursuant to, or constitute a material default under, any Material Loan Agreement to which the Company is a party or by which any of the Company’s property is bound.

(b)           The execution, delivery and performance by Dura-Vent of the Credit Agreement (for purposes of the guaranty in Article X only) will not (i) conflict with or result in a violation by Dura-Vent of Dura-Vent’s articles of incorporation or bylaws, (ii) to our knowledge, violate, contravene or result in a violation of, or a default under, any Order applicable to Dura-Vent, (iii) violate or contravene any Applicable Law of the State of California or the United States of America applicable to Dura-Vent, or (iv) to our knowledge, result in a breach of any of the material terms or conditions of, or result in the imposition of any contractual Lien on any properties of Dura-Vent pursuant to, or constitute a material default under, any Material Loan Agreement to which Dura-Vent is a party or by which any of Dura-Vent’s property is bound.

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(c)           The execution, delivery and performance by Strong-Tie of the Credit Agreement (for purposes of the guaranty in Article X only) will not (i) conflict with or result in a violation by Strong-Tie of Strong-Tie’s articles of incorporation or bylaws, (ii) to our knowledge, violate, contravene or result in a violation of, or a default under, any Order applicable to Strong-Tie, (iii) violate or contravene any Applicable Law of the State of California or the United States of America applicable to Strong-Tie, or (iv) to our knowledge, result in a breach of any of the material terms or conditions of, or result in the imposition of any contractual Lien on any properties of Strong-Tie pursuant to, or constitute a material default under, any Material Loan Agreement to which Strong-Tie is a party or by which any of Strong-Tie’s property is bound.

(d)           The execution, delivery and performance by SST International of the Credit Agreement (for purposes of the guaranty in Article X only) will not (i) conflict with or result in a violation by SST International of SST International’s articles of incorporation or bylaws, (ii) to our knowledge, violate, contravene or result in a violation of, or a default under, any Order applicable to SST International, (iii) violate or contravene any Applicable Law of the State of California or the United States of America applicable to SST International, or (iv) to our knowledge, result in a breach of any of the material terms or conditions of, or result in the imposition of any contractual Lien on any properties of SST International pursuant to, or constitute a material default under, any Material Loan Agreement to which SST International is a party or by which any of SST International’s property is bound.

7.             Other than the recordations, filings, registrations, authorizations, exemptions, consents, approvals and orders already obtained by the Loan Parties (each of which we have examined and each of which to our knowledge is in full force and effect), no recordation, filing, registration, authorization, exemption, consent, approval or order of or with any Governmental Authority pursuant to Applicable Laws is required to enable the Loan Parties to execute, deliver and perform their respective obligations under the Credit Agreement.

8.             To our knowledge, no Actions are pending or overtly threatened in writing against any Loan Party or any of its properties that seek to invalidate or otherwise limit the enforceability of, or enjoin, the Credit Agreement.

9.             No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

We express no opinion herein as to matters governed by any laws other than the Applicable Laws. We express no opinion herein regarding the extent to which any of the rights and remedies under the Credit Agreement hereafter may be affected by (i) changes to any Applicable Law regarding the enforceability of the rights and remedies of creditors, whether such changes are the result of legislative or judicial action or inaction, or (ii) the failure of any

9

Applicable Law to be properly or consistently applied.  We disclaim any obligation to update this opinion letter.

This opinion letter is intended solely for the benefit of the Administrative Agent, each of the Lenders and of each other bank, financial institution, institutional lender or other Person that shall hereafter become a Lender under the Credit Agreement (each of which may make this opinion available, for informational and not reliance purposes, to its respective counsel, auditors, regulators, underwriters, rating agencies, pledgees (with respect to securitizations and other funding vehicles) and other comparable Persons), and is not to be made available to or relied on by any other Person, without our prior written consent.

Very truly yours,

SHARTSIS FRIESE LLP

By:	/s/ P. Rupert Russell
P. Rupert Russell

10

Schedule 1

Additional Lenders Party to the Credit Agreement

Citibank, N.A.

One Sansome St., 21st Floor

San Francisco, CA 94104

Comerica Bank

1331 North California Blvd., Suite 400

Walnut Creek, CA 94596

Union Bank of California, N.A.

200 Pringle Ave., Suite 500

Walnut Creek, CA 94596

Schedule 2

Officer’s Certificate

Schedule 3(a)

Good Standing - State of Incorporation

COMPANY	STATE	STATUS
SIMPSON MANUFACTURING CO., INC.	DE	GOOD STANDING

SIMPSON STRONG-TIE COMPANY INC.	CA	GOOD STANDING

SIMPSON DURA-VENT COMPANY, INC.	CA	GOOD STANDING

SIMPSON STRONG-TIE INTERNATIONAL, INC.	CA	GOOD STANDING

Schedule 3(b)

Good Standing as a Foreign Corporation -

Simpson Manufacturing Co., Inc.,

Simpson Dura-Vent Company, Inc., and

Simpson Strong-Tie International, Inc.

COMPANY	STATE	STATUS
SIMPSON MANUFACTURING CO., INC.	CA	ACTIVE

SIMPSON DURA-VENT COMPANY, INC.	MS	ACTIVE
	NJ	ACTIVE

SIMPSON STRONG-TIE INTERNATIONAL, INC.	NONE

Schedule 3(c)

Good Standing as a Foreign Corporation as of August 28, 2007 -

Simpson Strong-Tie Company Inc.

	STATE	STATUS
SIMPSON STRONG-TIE COMPANY INC.	CT	ACTIVE
	IL	ACTIVE
	NV	ACTIVE
	NY	ACTIVE
	OH	ACTIVE
	SC	ACTIVE
	TN	ACTIVE
	TX	ACTIVE
	VT	ACTIVE

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

                                    , 200

To:	Wells Fargo Bank, National Association, as Administrative Agent for the Lenders
, MAC

Attention:

Telephone: ( )
Facsimile: ( )

Re:                            Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors

Ladies and Gentlemen:

Reference is made to the Credit Agreement. Capitalized terms used in this Compliance Certificate have the same meaning when used herein as given to them in the Credit Agreement.

Pursuant to Section 5.1(c) of the Credit Agreement, the undersigned hereby certifies, solely in his or her capacity as [list title of Financial Officer] of the Borrower and not in his or her individual capacity, to the Administrative Agent and the Lenders as follows:

1.             I am the duly elected, qualified and acting [list title of Financial Officer] of the Borrower.

2.             I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of the Borrower and its Subsidiaries during the accounting period covered by financial statements delivered pursuant to [Section 5.1(a)] [Section 5.1(b)] of the Credit Agreement [and attached hereto as Schedule 1]. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject, in the case of quarterly financial statements, to year-end adjustments and the absence of footnotes.

3.             The representations and warranties set forth in Article III of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date (provided, that to the extent any representation or warranty is already limited by any materiality term, such as a Material Adverse Effect limitation or qualification or the words “material” or “in any material respect”, then the materiality limitation set forth above in this paragraph 3 shall be ignored in order to avoid the unintended effect of a

“double materiality” limitation).

4.             The information furnished in Schedule 2 attached hereto was true and correct as of the last date of the fiscal quarter immediately preceding the date of this Compliance Certificate.

5.             Such reviews have not disclosed the existence during or at the end of such accounting period, and the undersigned does not have knowledge of the existence as of the date hereof, of any condition or event which constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 3 attached hereto, specifying the nature and period of existence thereof and what action the Borrower has taken, or is taking and proposes to take, if any, with respect thereto.

6.             Since the date of the most recent Compliance Certificate submitted by the Borrower, there has been no change in GAAP or in the application thereof [, other than [describe any such change, and if any such change has occurred, specify the effect of such change on the financial statements accompanying this Compliance Certificate]].

7.             Since the date of the most recent Compliance Certificate submitted by the Borrower:

(a)           the Borrower has not changed its name, organizational identification number or corporate structure;

(b)           the Borrower not changed its jurisdiction of organization; and

(c)           the Borrower has not consummated any Permitted Acquisition or formed or acquired any new direct or indirect Subsidiaries[, other than [describe]].

8.             During the four most recently completed fiscal quarters of the Borrower, no Guarantor under the Credit Agreement has ceased to be a Material Subsidiary[, other than [describe]].

9.             During the four most recently completed fiscal quarters of the Borrower, no Domestic Subsidiary has qualified to be a Material Subsidiary and no Person has otherwise become a Material Subsidiary[, other than [describe]].

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this          day of                                     , 200  .

SIMPSON MANUFACTURING CO., INC.,
a Delaware corporation

By:
Printed Name:
Title:

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Dated                                       , 200

[attach Financial Statements]

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

Dated                                       , 200

FINANCIAL COVENANTS OF THE BORROWER

(a)                                    EBITDA. For the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), calculated on a trailing four fiscal quarter basis.

(i)	Net income	$

(ii)	Income tax expense	$

(iii)	Interest Expense (net of interest income), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness	$

(iv)	Depreciation and amortization expense	$

(v)	Amortization of intangibles (including, but not limited to, goodwill) and organization costs	$

(vi)	Extraordinary, unusual or non-recurring expenses or losses	$

(vii)	Any other non-cash charges	$

(viii)	Goodwill impairment charges	$

(ix)	Extraordinary, unusual or non-recurring income or gains	$

(x)	Other non-cash income	$

EBITDA: (i) plus the sum of (ii) through (viii) minus the sum of (ix) and (x):		$

(b)                                    Total Funded Debt. For the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), calculated as of the end of the fiscal quarter ended on (or if such day is not the last day of a fiscal quarter, as of the last day of the fiscal quarter most recently ended before) the applicable measurement date.

TOTAL FUNDED DEBT:	$

(c)                                     Leverage Ratio. as calculated as of any measurement date.

(i)	Total Funded Debt (from (b) above)	$

(ii)	EBITDA (from (a) above)	$

Leverage Ratio: ratio of (i) to (ii):

Maximum Leverage Ratio: 3.00 to 1.00

(d)                                    EBIT. For the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), calculated on a trailing four fiscal quarter basis.

(i)	Net income	$

(ii)	Income tax expense	$

(iii)	Interest Expense (net of interest income), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness	$

(iv)	Extraordinary, unusual or non-recurring expenses or losses	$

(v)	Any other non-cash charges	$

(vi)	Extraordinary, unusual or non-recurring income or gains	$

(vii)	Goodwill impairment charges	$

(viii)	Other non-cash income	$

EBIT: (i) plus the sum of (ii) through (vi) minus the sum of (vii) and (viii):		$

(e)                                     Interest Expense. For the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), calculated as of the end of the fiscal quarter ended on (or if such day is not the last day of a fiscal quarter, as of the last day of the fiscal quarter most recently ended before) the applicable measurement date.

(i)

all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period)

$

(ii)	net amount payable under interest rate Hedging Arrangements during such period (whether or not actually paid during such period)	$

(iii)	net amount receivable under interest rate Hedging Arrangements during such period (whether or not actually received during such period)	$

	INTEREST EXPENSE: (i) plus (ii) minus (iii):	$

(f)                                      Interest Coverage Ratio. as calculated as of any measurement date.

(i)	EBIT (from (d) above)	$

(ii)	Interest expense (from (e) above)	$

Interest Coverage Ratio: ratio of (i) to (ii):

Minimum Interest Coverage Ratio: 3.00 to 1.00

SCHEDULE 3 TO COMPLIANCE CERTIFICATE

Dated                               , 200

LIST OF EXCEPTIONS

Condition(s) or event(s) constituting a Default or Event of Default:

Period of Existence:

Remedial action with respect to such condition or event:

EXHIBIT E

FORM OF BORROWING REQUEST

To:	Wells Fargo Bank, National Association, as Administrative Agent for the Lenders
, MAC

Attention:
Telephone: ( )
Facsimile: ( )

Reference is hereby made to the Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby gives notice to the Administrative Agent that Loans of the Type and amount set forth below are requested to be made on the date indicated below:

LOANS

Type of Loans	Interest Period	Aggregate Amount	Date of Loans
Base Rate Loans	N/A

LIBO Rate Loans (denominated in Dollars)*

LIBO Rate Loans (denominated in [list Alternative Currency #1])†

*              If more than one Interest Period is requested, the Borrower shall list duration of each requested Interest Period and amount of requested Loans allocated to each Interest Period.

†              List each LIBO Rate Loan Request to be denominated in a different Alternative Currency on separate lines.

The Borrower hereby requests that the proceeds of the Loans described in this Borrowing Request be made available to it as follows:

[insert transmittal instructions]

The Borrower hereby certifies that each of the applicable conditions contained in Section 4.2 of the Credit Agreement to the making of any Loan requested hereby is satisfied in full.

SIMPSON MANUFACTURING CO., INC.

By:
Printed Name:
Title:

DATE:                      , 200

EXHIBIT F

FORM OF INTEREST ELECTION REQUEST

To:	Wells Fargo Bank, National Association, as Administrative Agent for the Lenders
, MAC

Attention:
Telephone: ( )
Facsimile: ( )

Reference is hereby made to the Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

Ladies and Gentlemen:

The undersigned Borrower refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.6 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.             The date of the [conversion] [continuation] is                                   , 200  .

2.             The aggregate amount of the proposed Loans [converted] [continued] is $                  .

3.             The Loans are to be [converted into] [continued as] [LIBO Rate] [Base Rate] Loans.

[4.           The duration of the Interest Period for the LIBO Rate Loans included in the [conversion] [continuation] shall be              month[s], with a requested tenor of                    .

The undersigned hereby certifies that on the date hereof, and as of the date of the proposed [conversion] [continuation], no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

SIMPSON MANUFACTURING CO., INC.

By:
Printed Name:
Title:

DATE:                      , 200

EXHIBIT G-1

FORM OF CLOSING CERTIFICATE FOR THE BORROWER

This Closing Certificate is delivered pursuant to Section 4.1(d) of the Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned, solely in his or her capacity as [insert title of officer] of the Borrower and not in his or her individual capacity, hereby certifies to the Administrative Agent and the Lenders as follows:

1.             The representations and warranties of the Borrower set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Loan Documents to which it is a party are true and correct on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date (provided, that to the extent any representation or warranty is already limited by any materiality term, such as a Material Adverse Effect limitation or qualification or the words “material” or “in any material respect”, then the materiality limitation set forth above in this clause (a) shall be ignored in order to avoid the unintended effect of a “double materiality” limitation).

2.             No Default or Event of Default has occurred and is continuing as of the date hereof.

3.             Since December 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Change.

4.             [                        ] is the duly elected and qualified corporate Secretary of the Borrower.

The undersigned corporate Secretary of the Borrower certifies as follows:

A.            There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower or any of its Material Subsidiaries, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Borrower or any of its Material Subsidiaries.

B.            The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and in good standing in the State of California and has not failed to qualify or is not in good standing in any State as to which such failure to so qualify or be in good standing could reasonably be expected to result in a Material Adverse Effect. Attached hereto as Annex 1 are certificates of the applicable public officials evidencing such existence and good standing.

C.            Attached hereto as Annex 2 is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower on [                              , 2007]; such resolutions have not in any

way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only board proceedings of the Borrower now in force relating to or affecting the matters referred to therein.

D.            Attached hereto as Annex 3 is a true and complete copy of the bylaws of the Borrower as in effect on the date hereof.

E.            Attached hereto as Annex 4 is a true and complete copy of the certificate of incorporation of the Borrower as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

F.             The persons named below are the duly appointed and acting officers of the Borrower, hold the respective offices of the Borrower set forth opposite their names below, and are authorized to sign any documents to which the Borrower is a party. I am familiar with the signature of each of said officers and the signature set forth opposite each such officer’s name is the genuine signature of such officer.

Name	Title or Office	Signature

IN WITNESS WHEREOF, the undersigned have executed the Closing Certificate as of the date set forth below.

Name:
Title:	Secretary

The undersigned hereby confirms that                              is the duly elected Secretary of the Borrower and that the signature above is his genuine signature.

Name:
Title:

Date:	October 10, 2007

EXHIBIT G-2

FORM OF CLOSING CERTIFICATE FOR EACH GUARANTOR

This Closing Certificate is delivered pursuant to Section 4.1(e) of the Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Terms defined in the Credit Agreement are used herein as therein defined.

The undersigned, solely in his or her capacity as [insert title of officer] of [                ], a California corporation (the “Guarantor”) and not in his or her individual capacity, hereby certifies to the Administrative Agent and the Lenders as follows:

1.             [                        ] is the duly elected and qualified corporate Secretary of the Guarantor.

The undersigned corporate Secretary of the Guarantor certifies as follows:

A.            There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Guarantor, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Guarantor.

B.            The Guarantor is a corporation validly existing and in good standing under the laws of the State of California and is qualified to do business as a foreign corporation and in good standing in the State of [                ] and [list state in which Guarantor maintains its chief executive office and principal place of business] and has not failed to qualify or is not in good standing in any State as to which such failure to so qualify or be in good standing could reasonably be expected to result in a Material Adverse Effect. Attached hereto as Annex 1 are certificates of the applicable public officials evidencing such existence and good standing.

C.            Attached hereto as Annex 2 is a true and complete copy of resolutions duly adopted by the board of directors of the Guarantor on [                        , 2007]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only board proceedings of the Guarantor now in force relating to or affecting the matters referred to therein.

D.            Attached hereto as Annex 3 is a true and complete copy of the bylaws of the Guarantor as in effect on the date hereof.

E.            Attached hereto as Annex 4 is a true and complete copy of the articles of incorporation of the Guarantor as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

F.             The persons named below are the duly appointed and acting officers of the Guarantor, hold the respective offices of the Guarantor set forth opposite their names below, and are authorized to sign any documents to which the Guarantor is a party. I am familiar with the signature of each of said officers and the signature set forth opposite each such officer’s name is the genuine signature of such officer.

Name	Title or Office	Signature

IN WITNESS WHEREOF, the undersigned have executed the Closing Certificate as of the date set forth below.

Name:
Title:	Secretary

The undersigned hereby confirms that                            is the duly elected Secretary of the Guarantor and that the signature above is his genuine signature.

Name:
Title:

Date:      October 10, 2007

EXHIBIT H

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

                                                 (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(d) of the Credit Agreement. The Non-U.S. Lender  hereby represents and warrants that:

1.             The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate;

2.             The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)                                 the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)                                 the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.             The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4.             The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER]

By:
Printed Name:
Title:

Name:
Title:
Date:

EXHIBIT I

FORM OF REPAYMENT NOTICE

To:	Wells Fargo Bank, National Association, as Administrative Agent for the Lenders
, MAC

Attention:
Telephone: ( )
Facsimile:( )

Reference is hereby made to the Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

Ladies and Gentlemen:

The undersigned Borrower refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.10 of the Credit Agreement, of the repayment of one or more Loans specified herein, as follows:

1.             The date of the repayment is                        , 200   [three (3) Business Days notice for LIBO Rate Loans and for Commitment Reductions; one (1) Business Days notice for Base Rate Loans; same day notice for Swingline Loans].

2.             The aggregate amount of the proposed Loan(s) to be repaid is $               [specify amount not less than $500,000 and in integral multiples of $100,000].

3.             The type of Loan(s) to be repaid is [are] [LIBO Rate] [Base Rate] Loan(s) [specify the type of each Loan to be repaid].

4.             Pursuant to Section 2.8, the undersigned hereby notifies you that the Commitments shall be [permanently reduced] [terminated] in the amount of $                     [not less than $5,000,000 and in integral multiples of $1,000,000].

SIMPSON MANUFACTURING CO., INC.

By:
Printed Name:
Title:

DATE: , 200

EXHIBIT J

FORM OF JOINDER AGREEMENT

This Joinder Agreement is dated as of [           ,         ]. Reference is made to the Credit Agreement dated as of October 10, 2007 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co. Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent, and, for purposes of Article X thereof only, Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International”), as Guarantors. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

1.             Joinder to Credit Agreement [and other Loan Documents].

The undersigned, [INSERT NEW GUARANTOR], a [insert jurisdiction of organization] [insert type of entity] (the “New Guarantor”), hereby joins the Credit Agreement as a Guarantor thereunder and becomes a party thereto for the purposes of Article X thereof. The undersigned further covenants and agrees that by its execution hereof it shall be bound by and shall comply with all terms and conditions of Article X of the Credit Agreement as if it were an original Guarantor thereunder and that it is jointly and severally liable with all of the Guarantors for the payment and performance of all Guaranteed Obligations under the Credit Agreement.]

2.             New Guarantor’s Representations and Warranties.

The undersigned hereby acknowledges, and represents and warrants, the following:

(a)           it is a [insert type of entity] [incorporated/formed] on or prior to the date hereof;

(b)           it is a [direct][indirect] wholly-owned Subsidiary of the Borrower;

(c)           its principal place of business is located at

                                                                                                                                                                                ;

(d)           its books and records are kept at its principal place of business;

(e)           no provision of its certificate or articles of incorporation or organization, its by-laws, or, as the case may be, its certificate of formation, limited partnership certificate, operating agreement, limited partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Equity Interests prohibits the undersigned from making distributions to the Borrower;

(f)            it is capable of complying with and is in compliance with all of the provisions of the Credit Agreement and the Loan Documents applicable to it;

(g)           upon execution of this agreement, the undersigned New Guarantor shall be jointly and severally liable, together with the Guarantors, for the payment and performance of all of the Guaranteed Obligations under the Credit Agreement as supplemented hereby and shall guarantee the full and prompt payment and performance of the Guaranteed Obligations;

(h)           the financial success of the undersigned is expected to depend in whole or in part upon the financial success of the Borrower;

(i)            it will receive substantial direct and indirect benefits from the Lenders’ extensions of credit to the Borrower pursuant to the Credit Agreement; and

(j)            it wishes to become a party to the Credit Agreement for the purposes of becoming a Guarantor under Article X thereto and to guarantee the full and prompt payment and performance of the Guaranteed Obligations.

3.             Delivery of Documents.

The undersigned hereby agrees that the following documents shall be delivered to the Administrative Agent concurrently with this Joinder Agreement, each in form and substance satisfactory to the Administrative Agent:

(a)           a legal opinion of counsel to the Borrower and its Subsidiaries with respect to the New Guarantor, in the form attached as Exhibit M to the Credit Agreement;

(b)           copies, certified by a duly authorized officer of the undersigned to be true and complete as of the date hereof, of each of (i) the charter or other formation documents of the undersigned as in effect on the date hereof, (ii) the by-laws or other constitutive documents of the undersigned as in effect on the date hereof, (iii) the resolutions of the Board of Directors or a committee or similar governing entity of the undersigned authorizing the execution and delivery of this Joinder Agreement, the other documents executed in connection herewith and the undersigned’s performance of all of the transactions contemplated hereby, and (iv) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the undersigned’s name and on its behalf, each of this Joinder Agreement, and to give notices and to take other action on its behalf under Credit Agreement;

(c)           certificates of the Secretary of State of [Insert jurisdiction of organization] of a recent date as to the undersigned’s good standing and valid existence;

(d)           certificate(s) of an appropriate official of [Insert jurisdiction(s)] of a recent date as to the undersigned’s foreign qualification to do business in such jurisdiction(s); and

(e)           such other documents as the Administrative Agent may reasonably request.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of California.

Very truly yours,

[INSERT NAME OF NEW GUARANTOR]

By:
Name:
Title:

[New Guarantor’s Address and Facsimile for purposes of Section 9.1 of the Credit Agreement]:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

EXHIBIT K

INVESTMENT POLICY OF THE BORROWER

SIMPSON MANUFACTURING CO., INC.

INVESTMENT POLICY

PURPOSE

This document establishes the policy for the investment management of operating funds of Simpson Manufacturing Co., Inc.

OBJECTIVE

To invest in instruments with the following criteria, prioritized as listed:

•	Preservation of Capital
•	Liquidity to meet Cash Flow Requirements
•	Maximization of yield

POLICY

The Chief Financial Officer is charged with the overall responsibility of monitoring and managing all operating funds and to direct those funds either to ongoing business uses or to direct their investment as appropriate.

The Chief Financial Officer, or any person specifically designated in writing by the Chief Financial Officer, is authorized to invest operating funds in investment instruments that comply with the standards set forth herein.

Investment Management Firms may be approved by the Chief Financial Officer to manage the investment of Simpson Manufacturing Co., Inc. operating funds. Approved Investment Management Firms must sign an Investment Management Agreement and manage funds only in accordance with these guidelines.

APPROVED SECURITIES/

CREDIT QUALITY

•                  United States Government obligations, obligations guaranteed by the United States government and United States Government agency obligations.

•                  Obligations issued by any state or political subdivision (including the District of Columbia and any possession of the United States)

•                  Negotiable Certificates of Deposit, Eligible Bankers Acceptances and Time deposits of approved banks or guaranteed by approved banks. Approved banks are defined as:

•                                              U.S. Banks — Any bank or banking holding company which maintains at the time of purchase a TBW (Thomson Bank Watch)  “ Domestic Bank Watch” rating of B/C or higher or a commercial paper rating of at least P-1 by Moody’s Investors Services, Inc. (Moody’s) or A-1 by Standard and Poor’s Corporation (S&P).

•                                      Non U.S. Banks— At the time of purchase any bank or banking holding company which maintains a TBW “International Bank Watch” rating of B/C or higher or a commercial paper rating of at least P-1 by Moody’s or A-1 by S&P.

•                  Obligations of domestic or foreign corporations including: Commercial Paper, Loan Participation, Short-Term Notes, Asset Backed Securities and Corporate Notes/Bonds at the time of purchase having the following ratings:

•                                                                   Commercial Paper ratings of at least P-2 by Moody’s or A-2 by S&P; or

•                                                                   Asset Backed Securities ratings of AAA by Moody’s or Aaa by S&P.

•                                                                   Corporate Notes/Bonds and other corporate securities listed above must have ratings of at least A2 by Moody’s or A by S&P or an equivalent rating from a nationally recognized statistical ratings organization (NRSRO) designated by The Securities and Exchange Commission.

•                  Obligations of governments other than the United States having the highest ratings as defined in the second or third item above.

•                  Repurchase Agreements collateralized by securities permitted in the first through fourth items above.

•                  Money Market Funds registered with The Securities and Exchange Commission according to Rule 2a-7 under the Investment Company Act of 1940.

•                  Any Approved Security previously listed in this section with split credit ratings shall be considered to carry the lowest publicly available rating for eligibility purposes under this investment policy.

EXCLUDED

SECURITIES

•                All complex derivative securities including: inverse floaters, range notes, swaps, options, and structured notes with embedded swaps or options. However, for the purpose of this guideline, ordinary structured derivatives, such as floating rate notes, callable notes and puttable notes will not be defined as complex derivatives.

DIVERSIFICATION

•                  United States Government or Agency obligations – no limit.

•                  All Other Instruments – No more than 10% of the portfolio value shall be invested in the obligations of any one issuer. No more than 15% of the portfolio shall be invested in Commercial Paper obligations rated P-2 by Moody’s or A-2 by S&P. No more than 10% of portfolio value shall be exposed to issuers from any one foreign country. No more than 10% of portfolio value shall be exposed to any given repurchase agreement counterparty.

MATURITY

•                       Limited to a maximum of 24 months for any single security purchased by Simpson Manufacturing Co., Inc directly.

•                       Investment management firms may maintain a weighted average portfolio maturity of up to 1 year and an average credit quality of at least AA. However any investment maturing in excess of 6 months must be able to be sold in a secondary market. No investment in the investment manager’s portfolio may have maturity in excess of 2 years. Asset Backed Securities will be deemed to have a maturity equal to such security’s weighted average life. At least 15% of the externally managed portfolios must also mature, or have a put or auction feature within 90 days at all times.

•                       Investments that have regular puts at par or regular interest rate resets via auction in which the investor can redeem the investment at par are considered to mature in concurrence with the frequency of the put or auction.

REALIZED LOSS RESTRICTION                             Realized losses as determined on an accounting basis are not permitted without the prior authorization of the Chief Financial Officer.

SAFEKEEPING

All Investments (except time deposits and loan participation) with maturities of more than one week shall require safekeeping of the actual investment for the full term of the investment, at a safekeeping facility approved by the Chief Financial Officer. For externally managed portfolios, all securities will be held in a separate custody account in the name of Simpson Manufacturing Co., Inc.

POLICY

EXCEPTIONS

Any individual exceptions to the above policy require prior approval by the Chief Financial Officer. Any changes to the above policy require prior approval by the Board of Directors of Simpson Manufacturing Co., Inc.

EXHIBIT L

FORM OF CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

In order for [                                ] (“Assignee Lender”) to determine whether or not it will participate in the syndicated credit facility (the “Financing”) provided to Simpson Manufacturing Co., Inc. (the “Company”), pursuant to that Credit Agreement dated as of October 10, 2007 (as the same may form time to time be amended, modified or restated, the “Credit Agreement”), among the Company, as borrower, Simpson Dura-Vent Company, Inc., Simpson Strong-Tie Company Inc., Simpson Strong-Tie International, Inc. and such other Material Subsidaries (as such term is defined in the Credit Agreement) of the Company as may from time to time be joined thereto as guarantors, [                                               ] (“Assignor Lender”) and the other banks and other institutional lenders from time to time party thereto and named therein as “Lenders”, and Wells Fargo Bank, National Association in its separate capacity as administrative agent on behalf and for the benefit of itself and the Lenders (in such capacity, the “Agent”), Assignee Lender has requested, and the Company is prepared to make available to Assignee Lender, certain financial and other information relating to the Company and its affiliates which is non-public, confidential or proprietary in nature. By execution of this confidentiality agreement (this “Agreement”) and as a condition to such information being furnished to Assignee Lender, Assignee Lender agrees that all information concerning the Company, in whatever form maintained (whether documentary, computerized, electronic or otherwise), that is furnished or has been previously furnished to Assignee Lender by or on behalf of the Company (herein collectively referred to as the “Confidential Information”) in connection with the Financing, will be held and treated by Assignee Lender, its affiliates, and its and their respective directors, officers, employees, advisors, agents, or representatives (collectively, “Related Persons”) in confidence and will not, except as hereinafter provided, without the prior written consent of the Company and Assignor Lender, be disclosed by Assignee Lender or any Related Person in any manner whatsoever, in whole or in part, or be used by Assignee Lender or any Related Person other than in connection with Assignee Lender’s consideration or provision of the Financing. Assignee Lender further agrees to disclose Confidential Information only to Related Persons who need to know the Confidential Information for purposes of evaluating the Financing and who agree to keep such information confidential and to be bound by the terms of this Agreement to the same extent as if they were parties hereto, and for  such purposes Assignee Lender shall be responsible for any breach of this Agreement by such Related Persons.

In addition, subject to the last sentence of the preceding paragraph, Assignee Lender agrees that it will not make any disclosure (i) that it, Assignor Lender or the Company are having or have had discussions, or that it has received Confidential Information from the Company or Assignor Lender concerning the Financing or (ii) concerning any investigations, discussions or negotiations relating to the Financing, including the status thereof or any of the terms, conditions or other facts or events with respect thereto; provided, however, and subject to the paragraphs below, Assignee Lender may make such disclosure if in the opinion of Assignee Lender’s counsel such disclosure must be made by Assignee Lender in order that Assignee Lender not violate any applicable law, rule or regulation and, prior to such disclosure, Assignee Lender promptly advises and consults with the Company and its legal counsel concerning the information Assignee Lender proposes to disclose.

Notwithstanding the foregoing, for purposes of this Agreement, “Confidential Information” does not include information which:

(A)                               was or becomes generally available to the public other than as a result of a disclosure by Assignee Lender or Related Persons; or

(B)                               was or becomes available on a non-confidential basis from a source other than the Company who, insofar as is known to Assignee Lender, is not prohibited from transmitting the information by a contractual, legal or fiduciary obligation to the Company.

Further, Assignee Lender may disclose Confidential Information:

(i)            to any governmental or regulatory authority to which Assignee Lender is or becomes subject or in connection with an examination of Assignee Lender by such authority;

(ii)           pursuant to subpoena or other legal process; provided that, if not prohibited by law, Assignee Lender will use its best efforts to provide prompt notice to the Company of receipt of such subpoena prior to delivering the Confidential Information in response to the subpoena so that the Company may seek an appropriate protective order and/or waive Assignee Lender’s compliance with the provisions of this Agreement, and Assignee Lender will cooperate with the Company to obtain such protective order or other remedy;

(iii)          to any person and in any proceeding necessary in Assignee Lender’s judgment to protect the interest of Assignee Lender or any Related Persons in connection with any claim or dispute involving Assignee Lender or any Related Persons; provided that, if not prohibited by law, Assignee Lender will use its best efforts to provide prompt prior notice to the Company prior to delivering the Confidential Information to such person or in such proceeding so that the Company may seek an appropriate protective order and/or waive Assignor Lender’s compliance with the provisions of this Agreement; or

(iv)         to any prospective assignee or participant of Assignee Lender under the Financing, if such assignee or participant has executed in favor of Company a confidentiality agreement substantially in the form of this Agreement.

Assignee Lender agrees that monetary damages would not be a sufficient remedy for any breach of this Agreement by Assignee Lender or Related Persons and that in addition to all other remedies, the Company shall be entitled to specific performance and injunctive relief as a remedy for any such breach.

If Assignee Lender decides not to proceed with the proposed participation in the Financing or with any further discussions concerning the same, then Assignee Lender shall immediately deliver all Confidential Information to Assignor Lender or, with the permission of Assignor Lender, destroy all written material constituting the Confidential Information and will not retain any copies, extracts or other reproductions in whole or in part of such written material, except as may be required by applicable law, regulation or legal process. Notwithstanding the cessation of negotiations or discussions or the termination of the proposed participation described above, this Agreement shall remain in full force and effect so long as any of the Confidential Information has not been generally disclosed to the public or published in or otherwise made ascertainable from any source available to the public generally.

All of the Confidential Information furnished to Assignee Lender has been prepared or compiled by the Assignor Lender solely for informational purposes from information supplied by or on behalf of the Company. The Assignor Lender assumes no responsibility for, or makes any representation or warranty (express or implied) with respect to, the accuracy or completeness of the Confidential Information. The Assignor Lender expressly disclaims any liability for any statements, express or implied, contained in, or omissions from, the Confidential Information. The Confidential Information has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to be all-inclusive or to contain all the information that a prospective lender may desire. In all cases, interested parties should conduct their own independent investigation and analysis of the Company and the data set forth in the Confidential Information.

Assignee Lender hereby acknowledges that it is aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or the Financing involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

This Agreement shall be governed by the laws of the State of California (without regard to the conflicts of laws principles thereto).

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Please fax a copy of this Agreement to the attention of [                               ]:  Tel: (      )        -         and overnight the original to [                                                                                    ]

Sincerely,

[ASSIGNOR LENDER]

By:

Name:

Title:

AGREED TO AND ACCEPTED as of this date                                           , 200  :

[ASSIGNEE LENDER]

By:

Name:

Title:

EXHIBIT M

FORM OF OPINION - ADDITIONAL GUARANTOR

[Date]

Wells Fargo Bank, National Association,
as Administrative Agent and as a Lender

The Lenders Listed on Schedule 1

Ladies and Gentlemen:

We have acted as counsel for Simpson Manufacturing Co., Inc., a Delaware corporation (the “Borrower”), and Simpson Dura-Vent Company, Inc., a California corporation (“Simpson Dura-Vent”), Simpson Strong-Tie Company Inc., a California corporation (“Simpson Strong-Tie”) and Simpson Strong-Tie International, Inc., a California corporation (“Simpson Strong-Tie International,” and, collectively with Simpson Dura-Vent, Simpson Strong-Tie and Simpson Strong-Tie International, the “Guarantors,” and the Guarantors, collectively with the Borrower, the “Loan Parties”) and [describe the new Guarantor] (the “Additional Guarantor”) in connection with the Credit Agreement dated as of October 10, 2007 (the “Credit Agreement”), among the Borrower, the Guarantors, the banks and other financial institutions identified therein as Lenders, and Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1.             The Additional Guarantor is a corporation validly existing and in good standing as a domestic corporation under the laws of the State of [                 ]. The Additional Guarantor is qualified and in good standing as a foreign corporation in the State[s] of [                  ] [ and                   ]. [note: good standing opinion may be based solely on certificates of status/good standing certificates issued by the applicable state Secretaries of State without further investigation]

2.             The Additional Guarantor has the corporate power to own, lease and operate its properties, borrow money, to carry on its business as now conducted, and to execute, deliver and perform its obligations under each of (a) the Joinder Agreement, dated as of [                  , 20    ], between the Administrative Agent and the Additional Guarantor and (b) for purposes of the Guarantee in Article X thereof only, the Credit Agreement (collectively, the “Transaction Documents”).

3.             The execution, delivery and performance by the Additional Guarantor of each of the Transaction Documents to which it is a party, including the Credit Agreement as the Additional Guarantor has been joined thereto by the Joinder Agreement, has been duly authorized by all requisite corporate action on the part of the Additional Guarantor and does not require any further approval of, or action by, its equity holders or officers.

4.             The Joinder Agreement has been duly executed and delivered by the Additional Guarantor.

5.             Each of the Transactions Documents to which the Additional Guarantor is a party, including the Credit Agreement as the Additional Guarantor has been joined thereto by the Joinder Agreement, is a valid and binding obligation of the Additional Guarantor, enforceable against the Additional Guarantor in accordance with its terms. [subject to customary limitations and qualifications reasonably acceptable to recipients of this letter.]

6.             The execution, delivery and performance by the Additional Guarantor of each of the Transaction Documents to which it is a party, will not (a) conflict with or result in a violation by the Additional Guarantor of any of the provisions or terms of the Additional Guarantor’s certificate of incorporation, bylaws or other organizational documents, (b) to the best of our knowledge, violate, contravene or result in a violation of, or a default under, any judgment, order, writ, decree, determination or award of any governmental authority or arbitrator which has been rendered in a matter in which the Additional Guarantor is a named party or by which any of its properties is bound, (c) violate or contravene any provision of any federal or California law, statute, rule or regulation, in each case as applicable to Persons such as the Additional Guarantor in commercial transactions of the nature contemplated by the Transaction Documents, or (d) to the best of our knowledge, result in a breach of any of the material terms or conditions of, or result in the imposition of any contractual Lien, upon any properties of the Additional Guarantor pursuant to, or constitute a default under, any of the material agreements to which the Additional Guarantor is a party or by which any of the Additional Guarantor property is bound.

7.             Other than the recordations, filings, registrations, authorizations, exemptions, consents, approvals, and orders already obtained by the Additional Guarantor (each of which we have examined and each of which to the best of our knowledge is in full force and effect), no recordation, filing, registration, authorization, exemption, consent, approval, or order of or with any governmental authority pursuant to any now existing federal or state law or regulation to enable the Additional Guarantor to execute and deliver, and perform its obligations to be performed under each of the Transaction Documents to which it is a party, including the Credit Agreement as the Additional Guarantor has been joined thereto by the Joinder Agreement.

8.             To the best of our knowledge, no action, suit, other legal proceeding, arbitral proceeding or investigation is pending by or before any court or governmental authority or in any formal arbitration or is overtly threatened against the Additional Guarantor or any of its properties that seeks to invalidate or otherwise limit the enforceability of, or enjoin, any of the Transaction Documents to which it is a party, including the Credit Agreement as the Additional Guarantor has been joined thereto by the Joinder Agreement.

This opinion is intended solely for the benefit of Wells Fargo Bank, National Association in its separate capacity as the Administrative Agent and of each of the Lenders and of each other bank, financial institution, institutional lender or other Person as shall hereafter become a Lender under the Credit Agreement (each of which may make this opinion available, for informational and not reliance purposes, to its respective counsel, auditors, regulators, underwriters, rating agencies, pledgees (in respect of securitizations and other funding vehicles) and other comparable Persons), and is not to be made available to or relied upon by any other Person, without our prior written consent.

Very truly yours,

[Counsel to the Loan Parties]

Schedule 1 to Opinion Letter

List of Lenders

SCHEDULE 2.1

COMMITMENTS

Lender	Commitment
Wells Fargo Bank, National Association	$100,000,000

Citibank, N.A.	$25,000,000

Comerica Bank	$25,000,000

Union Bank of California, N.A.	$50,000,000

Schedule 3.11

EQUITY INTERESTS IN SUBSIDIARIES

Corporations

Name	Jurisdiction of Organization	Owner of Outstanding Shares of Capital Stock

Simpson Strong-Tie Company Inc. (“SST”)	California	Borrower

Simpson Dura-Vent Company, Inc.	California	Borrower

Simpson Strong-Tie International, Inc. (“STI”)	California	SST

Simpson Strong-Tie Japan, Inc.	California	SST

Simpson Strong-Tie Australia, Inc. (“STAU”)	California	SST

Simpson Strong-Tie Canada, Limited	Canada	SST

Simpson Strong-Tie Asia Limited	Hong Kong	SST

Simpson Strong-Tie A/S (“STDEN”)	Denmark	STI

Simpson Strong-Tie Europe EURL (“STEUR”)	France	STI

Simpson Strong-Tie, S.A.S. (“STSA”)	France	STEUR

Simpson France SCI	France	STEUR-.02%

STSA-99.98%

Simpson Strong-Tie GmbH (“STGER”)	Germany	STI

Simpson Strong-Tie Sp.z,o.o.	Poland	STDEN

ATF GmbH	Switzerland	STGER

Simpson Strong-Tie Australia Pty Limited	Australia	STAU

Simpson Strong-Tie Company Inc. Chile Y

Compañia Limitada	Chile	SST-99%

Borrower-1%

Simpson Strong-Tie Company Inc.

Argentina SRL	Argentina	SST-99%

Borrower-1%

Simpson Strong-Tie Mexico, S. de R.L. de C.V.	Mexico	SST-99%

Borrower-1%

Limited Liability Companies

Owner of
Outstanding
	Jurisdiction	Membership
Name	of Organization	Interests

Simpson Manufacturing Cyprus Limited	Cyprus	Borrower

OTHER RIGHTS PERTAINING TO EQUITY INTERESTS IN SUBSIDIARIES

As of the Effective Date, there are no options, warrants or other rights to purchase, Liens, subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Subsidiary of the Borrower.

Schedule 3.18

HAZARDOUS SUBSTANCE DISCLOSURES

None

Schedule 4.1(h)

DEVELOPMENTS OR EVENTS NOT CONSITUTING A MATERIAL ADVERSE CHANGE

Losses incurred by Simpson Dura-Vent Company, Inc. during the first and second fiscal quarters of 2007, as reflected in Simpson Dura-Vent Company, Inc.’s unconsolidated financial statements for such fiscal quarters.

Schedule 6.1

EXISTING INDEBTEDNESS

None

Schedule 6.2

EXISTING LIENS

1.  UCC #06-7058472625 filed with the CA Secretary of State

Debtor: Simpson Strong-Tie Company Inc.

Secured Party: J.R. Automation Technologies, Inc.

Collateral: JR Job #121010/QTY 1/Machine Description: Wedge-All Anchor Wrapping

2.  Security interest in furniture, equipment, fixtures and property of every kind, nature and description (“Tenant Property”) related to or arising out of the leasehold estate of Simpson Strong-Tie Company Inc., successor in interest to Swan Secure Products, Inc., which Tenant Property may be located in or upon the leased building and premises at 960 Turnpike St., Canton, MA

Original Debtor: Swan Secure Products, Inc.

Successor Debtor: Simpson Strong-Tie Company Inc.

Secured Party/Landlord: Foxford Business Center, LLC

Instrument Creating Security Interest: Lease dated 10/6/06 between Foxford Business Center, LLC, Landlord, and Swan Secure Products, Inc., Tenant

3.  Release of Professional Debt Claims (Dailly Law Jan. 21, 1981, Monetary and Financial Code of France, Article L313-23 et. seq.), creating a potential assignment or pledge of receivables, securing the Credit Agricole Overdraft Line of Credit #83049797948 in favor of Simpson Strong-Tie S.A.S. (France)

Schedule 6.4

EXISTING INVESTMENTS

None

Schedule 6.7

AFFILIATE TRANSACTIONS

1.              Any and all transactions, not to exceed $500,000 in the aggregate subsequent to the Effective Date, (a) between the Borrower or any Subsidiary and any non-profit or charitable organization whose board of directors includes an individual who also serves as a member of the board of directors of the Borrower or any Subsidiary, and/or (b) between the Borrower or any Subsidiary and any non-profit or charitable organization to which Barclay Simpson or Sharon Simpson makes charitable contributions or on whose behalf Barclay Simpson or Sharon Simpson serves as a member of the board of directors or trustees, including without limitation the California College of Arts, the California Shakespeare Festival, and the University of California, Berkeley.

2.              Any and all activities in furtherance of or related to the transactions in #1 above, including without limitation the sponsoring by Borrower or any Subsidiary of educational courses and activities and the donation of goods and services in kind, with a value not to exceed $500,000 in the aggregate subsequent to the Effective Date.

3.              Any and all transactions, not to exceed $500,000 in the aggregate subsequent to the Effective Date, between the Borrower or any Subsidiary and Simpson Fine Arts for the purchase of fine art and other goods and services.

4.              Any and all transactions, not to exceed $2,000,000 in the aggregate subsequent to the Effective Date, (a) between the Borrower or any Subsidiary and PSB, a non-profit organization, pursuant to which the Borrower or any Subsidiary provides assistance to PSB, as the holder of Equity Interests in the Borrower, by (i) filing a registration statement with the SEC under the Securities Act of 1933 covering the resale of such party’s Equity Interests in the Borrower, (ii) paying all costs, expenses and attorneys’ fees related to the registration statement, and (iii) making all necessary efforts and filings to keep such registration statement continuously effective ((i) – (iii), collectively, “Registration Activities”) and (b) between the Borrower or any Subsidiary and the Simpson Family, as the holders of Equity Interests in the Borrower, with respect to any and all Registration Activities for the benefit of the Simpson Family’s Equity Interests in the Borrower.

For purposes of #4 above, “Simpson Family” means each of Barclay Simpson and Sharon Simpson and each of their descendants, including the spouses of such descendants. A “spouse” shall mean the individual to whom a person is married, and “descendants” of an individual shall mean all the individual’s lineal descendants of all generations, with the relationship of parent and child at each generation being determined by the definitions of parent and child under the California Probate Code; the terms “child” and “descendant” shall include “adopted child”; the term “adopted child” means an individual who was adopted before reaching age 18 and who lived a substantial part of his or her minority with the adopting parent; an adopted child and the adopted child’s descendants shall be considered descendants of the adopting parent or parents and of anyone who is by blood or adoption an ancestor of the adopting parent or of either of the adopting parents; and the terms “child” and “descendant” shall not include a foster child or a stepchild, even if a parent-child relationship existed between the foster parent and the foster child or between the stepparent and the stepchild.

Schedule 6.8

EXISTING RESTRICTIONS AND CONDITIONS

None